EXHIBIT 10.11(ii)
                                  $750,000,000

                              AMENDED AND RESTATED
                         RECEIVABLES PURCHASE AGREEMENT

                          Dated as of October 13, 1999

                                      Among

                              G-P RECEIVABLES, INC.

                                  as the Seller

                           GEORGIA-PACIFIC CORPORATION

                             as the Collection Agent

                  ASSET SECURITIZATION COOPERATIVE CORPORATION,
                     CORPORATE ASSET FUNDING COMPANY, INC.,
                                       AND
                     FALCON ASSET SECURITIZATION CORPORATION

                                as the Purchasers

                                       and

                       CANADIAN IMPERIAL BANK OF COMMERCE

                           as the Administrative Agent

                                TABLE OF CONTENTS


Section                                                                                                        Page
-------                                                                                                        ----
                                              ARTICLE I. DEFINITIONS

SECTION 1.01          Certain Defined Terms.......................................................................1
SECTION 1.02          Other Terms................................................................................18

                                 ARTICLE II. AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01          Purchase Facility..........................................................................18
SECTION 2.02          Making Purchases...........................................................................20
SECTION 2.03          Receivable Interest Percentage.............................................................21
SECTION 2.04          Settlement Procedures......................................................................22
SECTION 2.05          Fees.......................................................................................24
SECTION 2.06          Payments and Computations, Etc.............................................................25
SECTION 2.07          Dividing or Combining Receivable Interests.................................................25
SECTION 2.08          Yield Protection...........................................................................26
SECTION 2.09          Sharing of Payments, Etc...................................................................27
SECTION 2.10          Effect of Early Payments...................................................................27

                                       ARTICLE III. CONDITIONS OF PURCHASES

SECTION 3.01          Conditions Precedent to Initial Purchase...................................................28
SECTION 3.02          Conditions Subsequent......................................................................29
SECTION 3.03          Conditions Precedent to All Purchases and Reinvestments....................................29

                                    ARTICLE IV. REPRESENTATIONS AND WARRANTIES

SECTION 4.01          Representations and Warranties of the Seller and the Collection Agent......................30

                                               ARTICLE V. COVENANTS

SECTION 5.01          Covenants of the Seller and the Collection Agent...........................................35

                                     ARTICLE VI. ADMINISTRATION AND COLLECTION


SECTION 6.01          Designation of Collection Agent............................................................42
SECTION 6.02          Duties of Collection Agent.................................................................42
SECTION 6.03          Rights of the Administrative Agent.........................................................44
SECTION 6.04          Responsibilities of the Seller.............................................................45
SECTION 6.05          Further Actions Evidencing Purchases.......................................................45
SECTION 6.06          Collection Agent Fee.......................................................................46

                                        ARTICLE VII. EVENTS OF TERMINATION

                                       i

SECTION 7.01          Events of Termination......................................................................46

                                           ARTICLE VIII. INDEMNIFICATION

SECTION 8.01          Indemnities by the Seller..................................................................50
SECTION 8.02          Contribution...............................................................................52

                                       ARTICLE IX. THE ADMINISTRATIVE AGENT

SECTION 9.01          Authorization and Action...................................................................52
SECTION 9.02          UCC Filings................................................................................53
SECTION 9.03          Administrative Agent's Reliance, Etc.......................................................53
SECTION 9.04          CIBC and Affiliates........................................................................54
SECTION 9.05          Purchasers' Purchase Decisions.............................................................54
SECTION 9.06          Successor Administrative Agent.............................................................54

                                   ARTICLE X. ASSIGNMENT OF RECEIVABLE INTERESTS

SECTION 10.01         Assignment.................................................................................55
SECTION 10.02         Effects of Assignment......................................................................55

                                             ARTICLE XI. MISCELLANEOUS

SECTION 11.01         Amendments, Etc............................................................................56
SECTION 11.02         Notices, Etc...............................................................................56
SECTION 11.03         Assignability; Termination.................................................................57
SECTION 11.04         Costs, Expenses and Taxes..................................................................57
SECTION 11.05         No Proceedings.............................................................................58
SECTION 11.06         Confidentiality............................................................................58
SECTION 11.07         No Recourse................................................................................58
SECTION 11.08         Governing Law; Execution in Counterparts...................................................58
SECTION 11.09         Construction of Agreement..................................................................59

                                     SCHEDULES

SCHEDULE I                -          Lock-Box Banks

SCHEDULE II               -          Depositary Banks

SCHEDULE III              -          Concentration Banks

SCHEDULE IV               -          Credit and Collection Policy

SCHEDULE V                -          Originators

SCHEDULE VI               -          Georgia-Pacific's Interests in Originators

SCHEDULE VII              -          Defaulted Receivables

SCHEDULE VIII             -          Agreed Procedures



                                     EXHIBITS

EXHIBIT A                 -          Form of Investor Report

EXHIBIT B                 -          Form of Lock-Box Agreement

EXHIBIT C                 -          Form of Transfer Agreement

EXHIBIT D                 -          Form of Assignment Agreement

EXHIBIT E                 -          Form of Consent and Acknowledgment

EXHIBIT F                 -          Form of Depositary Notice

EXHIBIT G                 -          Form of Concentration Notice

         AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of October 13, 1999 among G-P Receivables, Inc., a Delaware corporation (the "Seller"), GEORGIA-PACIFIC CORPORATION, a Georgia corporation ("Georgia-Pacific"), ASSET SECURITIZATION COOPERATIVE CORPORATION ("ASCC"), CORPORATE ASSET FUNDING COMPANY, INC. ("CAFCO") and FALCON ASSET SECURITIZATION CORPORATION ("Falcon") (each of ASCC, CAFCO, Falcon and their respective successors and permitted assigns, individually, a Purchaser, and, collectively, the "Purchasers"), and CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as agent (the "Administrative Agent") for the Purchasers. Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Article I hereof.

                                   ARTICLE I.
                                   DEFINITIONS

         SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted LIBOR Rate" means, with respect to a Purchaser for any Fixed Period, the rate per annum obtained by dividing (a) the arithmetic average (rounded upwards, if necessary, to the nearest multiple of one-sixteenth of one percent per annum) of (i) the offered rates for deposits in United States dollars which appear on the display designated as page "LIBO" (or any successor page quoting the offered rates for United States dollars in the London interbank market) on the Reuter Monitor Money Rates Service, or (ii) if such rates are not obtainable from the Reuter Monitor Money Rates Service, the respective rates notified to the Purchaser by each of the Reference Banks as the rate at which it would offer deposits in United States dollars to prime banks in the London interbank market, in either case for a period equal to such Fixed Period as such Purchaser shall select and in an amount comparable to the aggregate amount of Capital of the Receivable Interest to be funded or maintained at or about 11:00 a.m. (London time) on the second Business Day before (and for value on) the first day of such period by (b) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Fixed Period.

         "Administrative Priority" means an administrative priority granted under Section 364(a) of the Bankruptcy Code.

         "Adverse Claim" means a lien, security interest, claim or other charge or encumbrance, or any other type of preferential arrangement.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

         "Affiliated Obligor" means any Obligor that is an Affiliate of another Obligor.

         "Aggregate Capital" means, at the time of any determination thereof with respect to a Purchaser, the sum of the Capital for all Receivable Interests of such Purchaser.

         "Assignment" has the meaning specified in Section 10.01(a).

         "Average Maturity" means, on any day, that period (expressed in days) equal to the weighted average maturity of the Pool Receivables, as calculated by the Collection Agent and as set forth in the most recent Investor Report; provided, however, that if any Purchaser shall reasonably disagree with any such calculation, the Purchasers may recalculate the Average Maturity with respect to such day (which calculation shall be conclusive absent demonstrative error).

         "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C.ss.101 et seq.), as amended from time to time, or any successor statute.

         "Bankrupt Receivable" means a Receivable the Obligor of which has taken any action, or suffered to occur any event, of the type described in Section 7.01(i).

         "Base Rate" means, for any day, the per annum rate of interest published on such day (or, if not then published, on the most recently preceding day) in The Wall Street Journal as the "Prime Rate." Changes in the Base Rate shall be effective on each date on which a change in the "Prime Rate" is published.

         "Business Day" means any day on which banks are not authorized or required to close in Chicago, Illinois or New York, New York and, if the applicable Business Day relates to any computation or payment to be made with respect to the Adjusted LIBOR Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

         "Capital" of any Receivable Interest owned by a Purchaser means the original amount paid by such Purchaser to the Seller for such Receivable Interest at the time of its purchase by such Purchaser pursuant to this Agreement, or such amount divided or combined in accordance with Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.04; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made; provided, further, that such Capital shall not be reduced for the purposes of this Agreement to the extent and so long as Collections to be used to effect an Optional Reduction or a Mandatory Reduction are retained by the Collection Agent (if the Seller or an Affiliate thereof).

         "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collection Agent" means at any time the Person (which may include the Administrative Agent) then authorized pursuant to Article VI to service, administer and collect Pool Receivables.

         "Collection Agent Fee" has the meaning specified in Section 6.06.

         "Collection Agent Fee Reserve" means, on any date, the sum of (i) 1% of the Total Aggregate Capital on such date plus (ii) the accrued and unpaid Collection Agent Fee on such date.

         "Collection Delay Period" means 10 days or such other number of days as the Administrative Agent may select (acting upon the direction of the Required Purchasers) upon three Business Days' notice to the Seller.

         "Collection Event" means any event which causes Georgia-Pacific's long-term unsecured debt rating to be withdrawn or fall below BBB-, in the case of S&P, or Baa3, in the case of Moody's.

         "Collections" means, with respect to any Pool Receivable, all cash collections and other cash proceeds in respect of such Pool Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Pool Receivable, and any Collection of such Pool Receivable deemed to have been received pursuant to Section 2.04(d).

         "Concentration Account" means a concentration account maintained at a Concentration Bank for the purpose of, among other things, receiving the proceeds of Collections initially deposited into Lock-box Accounts and Depositary Accounts.

         "Concentration Bank" means, at any time, any of the banks holding one or more Concentration Accounts (as of the date hereof being those banks specified in Schedule III hereof).

         "Concentration Limit" means, at any time, for any Obligor, 3.33% of the Total Aggregate Capital outstanding at such time, or such other amount (a "Special Concentration Limit") for such Obligor designated by the Administrative Agent in a writing delivered to the Seller at the instruction of all of the Purchasers; provided, that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, further, that the Administrative Agent (acting upon the instructions of any Purchaser) may, upon not less than three Business Days' notice to the Seller, cancel any Special Concentration Limit.

         "Concentration Notice" means a notice, in substantially the form of Exhibit G, from the Seller or Originator to a Concentration Bank.

         "Consent and Acknowledgment" means the agreement, in substantially the form attached hereto as Exhibit E, by each Originator in favor of the Purchasers, the Secondary Purchasers and the Seller pursuant to which such Originator consents to and acknowledges the transactions contemplated hereby.

         "Contract" means an agreement between an Originator and an Obligor, substantially in a form permitted by the Credit and Collection Policy, pursuant to or under which such Obligor shall be obligated to pay for merchandise, goods, insurance or services from time to time.

         "Credit and Collection Policy" means those receivables credit and collection policies and practices of the Originators in effect on the date hereof and approved by the Purchasers, summarized on Schedule IV hereto, as the same may be modified in strict compliance with this Agreement.

         "Current Default Ratio" means, at the time any determination thereof is to be made, a fraction, expressed as a percentage, the numerator of which is the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables at such time and the denominator of which is the aggregate Outstanding Balance of all Pool Receivables at such time.

         "Dealer Fee" means, with respect to a Purchaser, any and all commissions of placement agents and commercial paper dealers in respect of Notes issued by such Purchaser to fund the purchase or maintenance by such Purchaser of any Receivable Interest.

         "Debt" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, (f) all Guarantees by such Person of Debt of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) liabilities in respect of unfunded vested benefits under plans covered by Title IV or ERISA and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

         "Default Ratio" means, at the time any determination thereof is to be made, a fraction, expressed as a percentage, the numerator of which is 1/12 of the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on the last Business Day of the month most recently ended and the last Business Day of each of the immediately preceding eleven (11) calendar months or that would have been Defaulted Receivables on such last Business Days had they not been written off the books of the Seller or an Originator during such months (such Outstanding Balances of such Defaulted Receivables for the eleven (11) calendar months immediately preceding the date hereof as set forth on Schedule VII hereto), and the denominator of which is 1/12 of the aggregate Outstanding Balance of all Pool Receivables on the last Business Day of the month most recently ended and the last Business Day of each of the immediately preceding eleven (11) calendar months (such Outstanding Balances for the eleven
(11) calendar months immediately preceding the date hereof as set forth on
Schedule VII hereto).

         "Defaulted Receivable" means a Receivable:

         (i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the invoice date of such Receivable;

         (ii) which is a Bankrupt Receivable and (a) is not entitled to the benefit of an Administrative Priority (regardless of the Outstanding Balance of such Receivable) or (b) the Outstanding Balance of which, together with all other Bankrupt Receivables of the same Obligor, is greater than $500,000 (whether or not one or more of such Bankrupt Receivables is entitled to an Administrative Priority); or

         (iii) which, consistent with the Credit and Collection Policy, would be written off the Seller's or an Originator's books as uncollectible.

         "Delinquency Ratio" means, at the time any determination thereof is to be made, the ratio, expressed as a percentage, computed by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables at such time by (ii) the aggregate Outstanding Balance of all Pool Receivables at such time.

         "Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for 60 days or more from the original invoice date thereof.

         "Depositary Account" means a depositary account maintained at a Depositary Bank, the primary purpose of which is to receive the proceeds of Collections from the Seller or an Originator.

         "Depositary Bank" means, at any time, any of the banks holding one or more Depositary Accounts (as of the date hereof being those banks specified on Schedule II hereof).

         "Depositary Notice" means a notice, in substantially the form of Exhibit F, from the Seller or Originator to a Depositary Bank.

         "Designated Obligor" means, at any time, each Obligor; provided, however, that any Obligor shall, upon not less than three Business Days' notice given to the Seller by the Administrative Agent at the instruction of any Purchaser, cease to be a Designated Obligor.

         "Dilution Horizon Ratio" means, as of the last day of any month, a fraction, expressed as a percentage, the numerator of which is the aggregate Outstanding Balance of all Pool Receivables as of such day, and the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables as of such day.

         "Dilution Ratio" means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of Dilutions for the most recently completed calendar month and the denominator of which is the aggregate sales of the Originators for the prior calendar month.

         "Dilution Reserve" means, as of any date, the product of (1) the quotient of (x) the Dilution Reserve Percentage on such date and (y) 1 minus such Dilution Reserve Percentage, and (2) the Total Aggregate Capital on such date.

         "Dilution Reserve Percentage" means, as of any date of determination, the amount equal to

         [(2.0 x ADR) + {(HDR - ADR) x (HDR/ADR)}] x DHR

         where:

         ADR = the average Dilution Ratio for the then most recently completed twelve-month period.

         HDR = the highest Dilution Ratio occurring during any of the twelve months then most recently completed.

         DHR = the Dilution Horizon Ratio as of such date.

         "Dilutions" means the aggregate amount of any reductions and cancellations of Receivables which have been reduced or canceled, respectively, for any reason other than that (1) the Obligors have made payments thereon or
(2) the Seller has charged-off such Receivables for credit reasons in accordance with the Credit and Collection Policy.

         "Eligible Receivable" means, at any time, a Receivable:

         (i) the Obligor of which is not an Affiliate of any of the parties hereto;

         (ii) which, at the time of the initial creation of a Receivable Interest therein under this Agreement is not a Defaulted Receivable;

         (iii) which is an obligation representing all or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5) of the

     Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

         (iv) which is an "account" within the meaning of Section 9-106 of the UCC of the applicable jurisdiction governing the perfection of the interest in such Receivable created by a Receivable Interest;

         (v) which arises in the ordinary course of an Originator's business under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any known dispute, offset, counterclaim or defense whatsoever or any Adverse Claim other than those of the Purchasers, the Secondary Purchasers and the Administrative Agent;

         (vi) which, together with the Contract related thereto, does not contravene or violate in any respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) (other than any contravention or violation which would not have a material adverse effect on the collectibility of such Receivable in the full Outstanding Balance thereof) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any respect (other than any contravention or violation which would not have a material adverse effect on the collectibility of such Receivable in the full Outstanding Balance thereof);

         (vii) which satisfies all applicable requirements of the Credit and Collection Policy;

         (viii) as to which, at the time of the initial creation of a Receivable Interest therein under this Agreement, the Administrative Agent, at the instruction of any Purchaser, has not notified the Seller that such Receivable (or class of Receivables) is no longer acceptable for purchase by the Purchasers hereunder;

         (ix) as to which all right, title and interest of an Originator in such Receivable was transferred to the Seller from such Originator pursuant to a Transfer Agreement;

         (x) which is denominated and payable in United States dollars in the United States;

         (xi) the Obligor of which is not the Obligor of any Receivable which has been referred to the collection department of the Seller or an Originator;

         (xii) as to which the Seller has good and marketable title thereto, freely assignable by the Seller to the Administrative Agent for the benefit of the Purchasers;

         (xiii) which, if a Bankrupt Receivable, is entitled to the benefit of an Administrative Priority and the Outstanding Balance of which, together with all other Bankrupt Receivables of the same Obligor entitled to the benefit of an Administrative Priority, is equal to or less than $500,000; and

         (xiv) the Obligor of which is a U.S. resident.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer with the Seller under Section 414 of the Code.

         "Eurodollar Reserve Percentage" for any Purchaser and for any Fixed Period means the reserve percentage applicable to such Purchaser, its Related Secondary Purchaser or the bank or banks providing liquidity, back-up purchase or credit support for the Purchaser during such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or, if more than one such percentage shall be so applicable, the weighted daily averages of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement of such Purchaser, its Related Secondary Purchaser or the bank or banks providing liquidity, back-up purchase or credit support for the Purchaser (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities consisting of or including Eurocurrency liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time) having a term equal to such Fixed Period.

         "Event of Termination" has the meaning specified in Article VII.

         "Facility Termination Date" has the meaning specified in Section
2.01(i).

         "Fee Letter" means that certain letter agreement among the Seller, the Purchasers and the Secondary Purchasers dated October 13, 1999, as the same may, from time to time, be amended, modified or supplemented.

         "Fixed Period" means, with respect to any Receivable Interest in respect of which Yield is computed by reference to the Adjusted LIBOR Rate, a period from one to and including 30 days, as a Purchaser, after consultation with the Seller, shall select, provided, that (i) any Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if such extension would cause the last day of such Fixed Period to occur in the next succeeding month, the last day of such Fixed Period shall occur on the immediately preceding Business Day; and (ii) in the case of any Fixed Period for any Receivable Interest which commences before the Facility Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Facility Termination Date, such Fixed Period shall end on such Facility Termination Date.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Government Obligor" means any Obligor that is an agency, a department, an instrumentality or a political subdivision of the United States or of any state or local government.

         "Government Obligor Concentration Limit" means 5% or such other percentage as shall be designated by the Administrative Agent in a writing delivered to the Seller at the instruction of the Required Purchasers.

         "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of ) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof determined in good faith by the guarantor (assuming the guarantor is required to perform thereunder).

         "Investor Rate" for any day in a Settlement Period for any Receivable Interest means

         (a) the weighted average of

         (i) the weighted average, determined on such day, of the sum of (a) the discount rates on all Notes of such Purchaser issued at a discount outstanding on such day (other than Notes the proceeds of which are used by such Purchaser to (x) purchase receivables (other than the Receivables), or extend financing secured thereby, at a fixed interest rate or (y) conduct any arbitrage activities of such Purchaser) plus (b) the Dealer Fee with respect to such Purchaser plus (c) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or loan facilities which are funded by Notes of such

     Purchaser (other then Notes the proceeds of which are used by such Purchaser for the purposes described in clauses (x) and (y) above), converted to an annual yield-equivalent rate on the basis of a 360-day year;

         (ii) the weighted average, determined on such day, of the sum of (a) the annual interest rates payable on all interest-bearing Notes of such Purchaser outstanding on such day (other than the Notes the proceeds of which are used by such Purchaser for the purposes described in clauses (x) and (y) of paragraph (i) above) plus (b) the Dealer Fee with respect to such Purchaser plus (c) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or loan facilities which are funded by Notes of such Purchaser (other then Notes the proceeds of which are used by such Purchaser for the purposes described in clauses
     (x) and (y) in paragraph (i) above), on the basis of a 360-day year; and

         (iii) the weighted average, determined on such day, of the Adjusted LIBOR Rate on such day, plus 1.25%, to the extent that such Purchaser has any borrowings outstanding under a Liquidity Facility on such day or such Purchaser is the provider of such Liquidity Facility, on the basis of a 360-day year; and

         (b) In addition to the foregoing, if the Seller shall request any Purchase (other than a reinvestment Purchase) during any period of time determined by the Administrative Agent in its sole discretion to result in incrementally higher costs applicable to such Purchase, the Capital associated with any such Purchase shall, during such period, be deemed to be funded by a Purchaser in a special pool (which may include capital associated with other receivable purchase or loan facilities) for purposes of determining such additional costs.

         "Investor Report" means a report, in substantially the form of Exhibit A hereto (appropriately completed), furnished by the Collection Agent to each Purchaser and the Administrative Agent pursuant to Section 6.02(g) hereof.

         "Investor Report Date" means, with respect to each Settlement Period, the 23rd day of the month immediately following a Settlement Date (or if such day is not a Business Day, the next succeeding Business Day) or such other date or dates as shall be notified to the Seller from time to time by the Administrative Agent at the direction of the Required Purchasers.

         "Liquidation Day" means, for any Receivable Interest, (i) each day during a Settlement Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied (or expressly waived by the Purchasers), provided such conditions remain unsatisfied (or are not expressly waived by the Purchasers) during such Settlement Period, or (ii) each day which occurs on or after the Reinvestment Termination Date for such Receivable Interest.

         "Liquidity Facilities" means each of the committed loan facilities, lines of credit and other financial accommodations available to a Purchaser to provide liquidity in support of such Purchaser's Notes and medium-term notes.

         "Liquidation Fee" means, for any Purchaser and for any Settlement Period during which a Liquidation Day occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of a Fixed Period pursuant to clause (ii) of the definition thereof) which would have accrued during the remainder of such Settlement Period on all reductions of Capital of the Receivable Interest during such Settlement Period exceeds (ii) the income received by such Purchaser's investing the proceeds of such reductions of Capital.

         "Liquidation Yield Reserve" means, on any date, an amount equal to the product of (1) the Total Aggregate Capital on such date, (2) the Adjusted LIBOR Rate for a 30-day Fixed Period to commence on such date multiplied by 1.3 and
(3) a fraction having the sum of the Average Maturity plus the Collection Delay Period (each as in effect at such date) as its numerator and 360 as its denominator.

         "Lock-Box Account" means a lock-box account maintained at a Lock-Box Bank, the primary purpose of which is to receive Collections.

         "Lock-Box Agreement" means an agreement, in substantially the form of Exhibit B, among an Originator, the Administrative Agent and a Lock-Box Bank.

         "Lock-Box Bank" means, at any time, any of the banks holding one or more Lock-Box Accounts (as of the date hereof being those specified on Schedule I hereof).

         "Lock-Box Notice" means a notice, in substantially the form of Attachment A to Exhibit B, from the Seller or an Originator to any Lock-Box Bank.

         "Loss Reserve" means, on any date, the product of (a) a fraction expressed as a percentage, the numerator of which will equal 300% of the greater of (i) the Concentration Limit for any Obligor (other than any Special Concentration Limit) and (ii) the Default Ratio for the 12-month period immediately preceding such date and the denominator of which will equal 1 minus the numerator and (b) the Total Aggregate Capital on such date.

         "Loss-to-Liquidation Ratio" means, at the time of any determination thereof, a fraction, expressed as a percentage, the numerator of which is equal to 1/3 of the aggregate Outstanding Balance (net of recoveries) of all Receivables that were written-off of the books of the Seller or an Originator as uncollectible in accordance with the Credit and Collection Policy during the month most recently ended and during the immediately preceding two calendar months and the denominator of which is equal to 1/3 of the aggregate Collections received during the month most recently ended and during the immediately preceding two calendar months less the aggregate amount of Collections deemed to have been received during such period pursuant to Section 2.04(d).

         "Mandatory Reduction" means the required reduction of the Aggregate Capital of a Purchaser as a result of the occurrence of a Mandatory Reduction Day.

         "Mandatory Reduction Amount" means, with respect to the Receivable Interests of any Purchaser on any Mandatory Reduction Day, the lowest dollar amount of a reduction in the Aggregate Capital of such Purchaser which is necessary to cause such Receivable Interests (if greater than the Pro Rata Share of such Purchaser to reduce to an amount equal to the Pro Rata Share of such Purchaser.

         "Mandatory Reduction Day" means each day during a Settlement Period on which the Receivable Interests of a Purchaser exceed an amount equal to the Pro Rata Share of such Purchaser.

         "Member" means a Person who holds membership in ASCC other than as an associate member.

         "Moody's" means Moody's Investors Service, Inc.

         "Net Receivables Pool Balance" means, at any time with respect to any Receivables Pool, the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (i) the Outstanding Balance of such Eligible Receivables that have become Defaulted Receivables, (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) of each Obligor then in the Receivables Pool exceeds the Concentration Limit or Special Concentration Limit for such Obligor, and (iii) the result of the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) of all Government Obligors then in the Receivables Pool exceeds the product of (A) the Government Obligor Concentration Limit and (B) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, less the amount specified in clause (ii) with respect to any Government Obligor.

         "Notes" means, with respect to a Purchaser, commercial paper notes or other short-term promissory notes issued by such Purchaser in the United States commercial paper market from time to time.

         "Obligor" means a Person obligated to make payments pursuant to a Contract.

         "Optional Reduction" means the election of the Seller to reduce the Total Aggregate Capital by directing the Collection Agent and the Purchasers to terminate temporarily the reinvestment of Collections.

         "Optional Reduction Amount" means the dollar amount specified in a notice given by the Seller in accordance with Section 2.01(c) hereof as being the amount by which the Seller would like to reduce temporarily the Total Aggregate Capital.

         "Optional Reduction Day" means for each Receivable Interest, each day during a Settlement Period on which a portion of the Collections which would ordinarily be reinvested as a return of the Capital thereof are paid to the Purchaser or held by the Collection Agent for the account of such Purchaser in order to effect the reduction of the Capital with respect thereto.

         "Optional Reduction Effective Date" means the day on which the Purchasers and the Collection Agent shall commence the temporary termination of reinvestments of Collections pursuant to Section 2.01(c) hereof.

         "Originator" means Georgia-Pacific and any direct or indirect Subsidiary of Georgia-Pacific party to a Transfer Agreement and approved by the Purchasers (as of the date hereof being those subsidiaries specified on Schedule V hereof).

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Pool Receivable" means a Receivable in a Receivables Pool.

         "Potential Termination Event" means an event which, with the passage of time or notice or both, would constitute an Event of Termination.

         "Pro Rata Share" means, for each Purchaser other than ASCC, 33.333333%, and, for ASCC, 33.333334%, or such other percentage for such Purchaser as shall result from any reallocation in accordance with Section 2.01(d).

         "Provisional Liquidation Day" means each day that would be a Liquidation Day but for the proviso in clause (i) of the definition of "Liquidation Day."

         "Purchase" has the meaning specified in Section 2.01(a).

         "Purchase Limit" means, for all Purchasers in the aggregate, an amount equal to $750,000,000 initially, or such lesser amount as shall reflect any reduction pursuant to Section 2.01(b), and for each Purchaser, its Pro Rata Share of such aggregate amount. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit in effect at such time, less the sum of the Total Aggregate Capital under this Agreement and the "Total Aggregate Capital" under the Secondary Purchase Agreement. Furthermore, on any day on which the Seller reduces the unused portion of (or terminates) the "Commitment" under the Secondary Purchase Agreement, the Purchase Limit automatically shall reduce by the same amount (or so terminate).

         "Receivable" means the indebtedness of any Obligor under a Contract (other than a Contract with respect to the sale by an Originator of gypsum at the minehead) and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

         "Receivable Interest" means, at any time, an undivided percentage ownership interest of a Purchaser in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be a fraction, expressed as a percentage, the numerator of which is the sum of (i) the Capital of such Receivable Interest at the time of computation and (ii) a number equal to the product of (x) the Reserve and (y) a fraction, expressed as a percentage, the numerator of which is the Capital of such Receivable Interest, and the denominator of which is the Total Aggregate Capital, and the denominator of which is the Net Receivables Pool Balance at the time of computation. Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

         "Receivables Pool" means at any time the aggregation of each then outstanding Receivable in respect of which the Obligor is a Designated Obligor at such time or was a Designated Obligor on the date of the initial creation of an interest in such Receivable under this Agreement.

         "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

         "Reference Banks" means Canadian Imperial Bank of Commerce, Citibank, N.A. and Bank One, NA (Chicago Office), or such other banks as the Purchasers shall designate with the consent of the Seller.

         "Reinvestment Termination Date" means, with respect to any Receivable Interest, that Business Day which the Administrative Agent at the instruction of any Purchaser so designates by notice to the Seller as being the first day on which reinvestments will not be made with respect to such Receivable Interest.

         "Related Secondary Purchaser" means, with respect to each Purchaser set forth below, the Person set forth opposite its name.

         ASCC                               Canadian Imperial Bank of Commerce
         CAFCO                              Citibank, N.A.
         Falcon                             Bank One, NA (Chicago Office)

         "Related Security" means with respect to any Receivable:

         (i) all of the Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

         (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements describing any collateral securing such Receivable;

         (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

         (iv) all Records relating to such Receivable.

         "Required Purchasers" means, at a particular time, the Purchasers, the aggregate Purchase Limit of which equals at least 66.666666% of the overall Purchase Limit; provided, that the Purchase Limit for any Purchaser that has breached a material provision of this Agreement shall be zero for so long as such breach has not been cured.

         "Reserve" means, on any date, the sum of (a) the Loss Reserve on such date, (b) the Liquidation Yield Reserve on such date, (c) the Collection Agent Fee Reserve, if any, on such date, and (d) the Dilution Reserve on such date.

         "Responsible Officer" means, as to the Seller and the Originators, any officer (including, for the purpose of this Agreement, any assistant secretary and any assistant treasurer) of such entity or any person designated in writing by any such officer.

         "S&P" means Standard & Poor's Rating Services, a division of McGraw Hill Companies, Inc., and any successor thereto.

         "Sale Documents" means this Agreement, the Secondary Purchase Agreement, the Transfer Agreement, the Consent and Acknowledgment, each Lock-Box Agreement and the other documents delivered in connection herewith or therewith.

         "Secondary Purchase Agreement" means the Amended and Restated Receivables Purchase Agreement, dated as of the date hereof, among the Seller, Georgia-Pacific, the Secondary Purchasers and Canadian Imperial Bank of Commerce, as administrative agent, as the same may, from time to time, be amended, modified or supplemented.

         "Secondary Purchasers" means collectively Canadian Imperial Bank of Commerce, Citibank, N.A. and Bank One, NA (Chicago Office)

         "Settlement Date" means, the following:

         (a) with respect to any Settlement Period in which the Investor Rate is determined in accordance with paragraphs (i) or (ii) of the definition "Investor Rate", the date which is the second Business Day following the end of such Settlement Period;

         (b) with respect to any Settlement Period in which the Purchaser Rate is determined in accordance with paragraph (iii) of the definition "Investor Rate", the last day of such Settlement Period;

         (c) if the Required Purchasers determine, in their sole discretion, that (i) an Event of Termination or Potential Termination Event has occurred or
(ii) a Purchaser's commercial paper program is being liquidated, each day designated as a Settlement Date by the Required Purchasers;

         (d) each Business Day on which a Purchaser's Investment is reduced in accordance with Section 2.01(b), (c) or (d); and

         (e) any date on which a reduction in the Total Aggregate Capital is required to prevent the sum of the Total Aggregate Capital and the "Total Aggregate Capital" under the Secondary Purchase Agreement from exceeding the Purchase Limit.

         "Settlement Period" means a period equal to one calendar month, provided, however, that the first Settlement Period shall commence on the date hereof and terminate on the last day of the calendar month in which such Settlement Period commenced.

         "Solvent" means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or others performing a comparable function) of such corporation is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

         "Termination Date" means the earlier of (i) the Reinvestment Termination Date and (ii) the Facility Termination Date.

         "Total Aggregate Capital" means, at any time of determination, the sum of the Aggregate Capital for the Purchasers.

         "Transfer Agreement" means each agreement, in substantially the form attached hereto as Exhibit C, between the Seller and each Originator pursuant to which the Seller will purchase Receivables from the Originators.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

         "Year 2000 Plan" has the meaning specified in Section 4.01(y).

         "Year 2000 Problem" means, with respect to any Person, the risk that computer applications in use by that Person cannot or will not: (a) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (b) operate accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000; and (c) store and provide date input information without creating any ambiguity as to the century.

         "Yield" means for each Receivable Interest for any Settlement Period

                                          IR x C x ED  + LF
                                                   --
                                                  360



         where:

             C   =   the daily average (calculated at the close of business each day) Capital of such Receivable Interest during such Settlement Period

             IR  =   Investor Rate for such Receivable Interest for such
                     Settlement Period

             ED  =   the actual number of days elapsed during such Settlement
                     Period

             LF  =   the Liquidation Fee, if any, for such Receivable Interest
                     for such Settlement Period;

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

         SECTION 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                                  ARTICLE II.
                       AMOUNTS AND TERMS OF THE PURCHASES

         SECTION 2.01 Purchase Facility.

         (a) On the terms and conditions hereinafter set forth, each Purchaser may, in its sole discretion, purchase Receivable Interests from the Seller from time to time during the period from the date hereof to the Termination Date. Each purchase (each, a "Purchase") of Receivable Interests with respect to a Receivables Pool requested by the Seller shall be made by the Purchasers electing to Purchase at such time simultaneously and ratably according to their respective Pro Rata Shares. Under no circumstances shall a Purchaser make any Purchase if after giving effect to such Purchase, such Purchaser's Aggregate Capital, together with the Related Secondary Purchaser's "Aggregate Capital" under the Secondary Purchase Agreement, would exceed such Purchaser's Purchase Limit. Notwithstanding anything to the contrary contained herein, until such time as the parties expressly agree, all Purchases of Receivable Interests hereunder and under the Secondary Purchase Agreement shall be made with respect to a single Receivables Pool.

         (b) The Seller may, upon at least five Business Days' notice to the Administrative Agent and the Purchasers, terminate in whole or reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000 or an integral multiple thereof and shall be applied pro rata among the Purchasers according to their Pro Rata Shares; provided, further, that any partial reduction of the Purchase Limit for any Purchaser must not result in a remaining Purchase Limit of less than $25,000,000 or the Purchase Limit for such Purchaser shall be reduced to zero. Any reductions in the Purchase Limit pursuant to this subsection (b) shall be permanent.

         (c) The Seller may, upon at least five Business Days' written notice to the Administrative Agent and the Purchasers specifying an Optional Reduction Amount and an Optional Reduction Effective Date, effect an Optional Reduction. Commencing on the Optional Reduction Effective Date, the Collection Agent shall cease the reinvestment of Collections for a period of time such that after giving effect to the amount of Collections which are not reinvested in accordance with the provisions of Section 2.04(b)(ii), the amount of Total Aggregate Capital on the day immediately preceding the Optional Reduction Effective Date is reduced by an amount equal to the Optional Reduction Amount. Any Optional Reduction under this subsection (c) shall be applied pro rata among the Purchasers according to their Pro Rata Shares. The Seller shall indemnify any Purchaser for all losses, expenses and liabilities, if any (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds required by any Purchaser in connection with such Purchaser's funding or maintenance of the Receivable Interests), which such

Purchaser may sustain as a result of any Optional Reduction pursuant to this subsection (c).

         (d) The Seller may, upon 60 days' prior written notice to the Purchasers, request the reallocation of the Pro Rata Shares of the Purchasers; provided, however, that the Seller shall not be able to request such reallocation after the occurrence of an Event of Termination or a Potential Termination Event. Any reallocation of a Purchaser's Pro Rata Share as in effect prior to such reallocation which increases the Purchase Limit of such Purchaser shall be at the sole discretion of such Purchaser and shall be effective only if the Related Secondary Purchaser increases its "Commitment" under the Secondary Purchase Agreement by an amount corresponding to the amount of the increase, if any, in the Purchaser's Purchase Limit arising from such reallocation. If, as a result of any reallocation, a Purchaser's Aggregate Capital exceeds its Pro Rata Share (as proposed to be reallocated) of the Purchase Limit, such Purchaser shall transfer a Receivable Interest or Receivables Interest computed on the basis of such excess Capital to the Purchaser or Purchasers whose Pro Rata Share has increased as a result of such reallocation in exchange for a cash payment in an amount equal to the aggregate Capital of the Receivable Interests so transferred.

         (e) The Seller may, upon thirty days' prior written notice to the Administrative Agent and the Purchasers and the written signed consent of the Administrative Agent and the Purchasers, cease purchasing Receivables from any Originator, and after the Seller ceases purchasing Receivables from such Originator, such Originator shall no longer have the obligations of an Originator for all purposes of this Agreement other than with respect to those obligations which are expressly intended to survive the termination of this Agreement, including, without limitation, the indemnities contained in Section
8.01 as incorporated by reference in the Consent and Acknowledgement to which such Originator is a party. If, as a result of the Seller's decision to cease purchasing Receivables from any Originator, the Required Purchasers determine, in their sole discretion, that the Events of Termination in Section 7.01(j) are no longer reasonable or protective, the Required Purchasers may modify the provisions of such Section 7.01(j) with the consent of the Seller (which consent shall not be unreasonably withheld or delayed).

         (f) The Seller may, upon thirty days' prior written notice to the Administrative Agent and the Purchasers and the written signed consent of the Administrative Agent and the Purchasers (which consent shall not be unreasonably withheld or delayed), cease purchasing from any Originator all Receivables generated by any division of such Originator (an "Originator Division"), and after the Seller ceases purchasing from such Originator all Receivables generated by such Originator Division, any agreement arising thereafter between such Originator and an Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services provided by such Originator Division, shall not be a "Contract" for purposes of this Agreement; provided, that any Contract generated by such Originator Division prior to the date the Seller ceases purchasing such Originator Division's Receivables shall remain a "Contract" for purposes of this Agreement. If, as a result of the Seller's decision to cease purchasing from any Originator all Receivables generated by an

Originator Division pursuant to this Section 2.01(f), the Required Purchasers determine, in their sole discretion, that the Events of Termination in Section 7.01(j) are no longer reasonable or protective, the Required Purchasers may modify the provisions of such Section 7.01(j) with the consent of the Seller (which consent shall not be unreasonably withheld or delayed).

         (g) The Seller may, upon ninety days' prior written notice to the Administrative Agent and the Purchasers and the written signed consent of the Administrative Agent and the Purchasers, commence purchasing from any Originator all Receivables generated by any Originator Division, and after the Seller commences purchasing from such Originator all Receivables generated by such Originator Division, all related agreements between the Originator, and an Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or service provided by such Originator Division shall be "Contracts" for all purposes of this Agreement. If, as a result of the Seller's decision to commence purchasing from any Originator all Receivables generated by an Originator Division pursuant to this Section 2.01(g), the Required Purchasers determine, in their sole discretion, that the Events of Termination in Section 7.01(j) are no longer reasonable or protective, the Required Purchasers may modify the provisions of such Section 7.01(j) with the consent of the Seller (which consent shall not be unreasonably withheld or delayed).

         (h) If Georgia-Pacific sells or otherwise conveys or disposes of the stock of any Originator, upon the effective date of such sale, such Originator shall no longer be an Originator under this Agreement; provided, that, if the Required Purchasers determine, in their sole discretion, that the Events of Termination in Section 7.01(j) are no longer reasonable or protective as a result of such sale, the Required Purchasers may modify the provisions of such
Section 7.01(j) with the consent of the Seller (which consent shall not be unreasonably withheld or delayed).

         (i) The Facility Termination Date shall be 364 days from the date hereof; provided, that the Facility Termination Date may be extended for an additional 364-day period at the end of each 364-day period from the date hereof if the Seller gives each Purchaser written notice not later than 90 days prior to each such annual anniversary (beginning with the first such period) and each Purchaser provides the Seller with its written consent to such extension not later than 60 days after receipt of the Seller's notice.

         SECTION 2.02 Making Purchases.

         (a) Each Purchase shall be made on at least three Business Days' notice from the Seller to each Purchaser. Each such notice shall specify (i) the amount requested to be paid to the Seller (which shall not be less than $5,000,000), and (ii) the date of such Purchase (which shall be a Business Day). Each Purchaser shall notify the Seller whether it has determined to make such Purchase not later than 10:00 A.M., New York City time, on the second Business Day prior to the proposed purchase date.

         (b) On the date of each Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Section 3.01 and Section 3.02, make available to the Seller in same day funds, at the Seller's account with [Bank of America N.A.], account number [12334-01430], an amount equal to the initial Capital of such Receivable Interest purchased by the Purchaser. Each notice given by the Seller pursuant to subsection (a) above shall be irrevocable and binding on the Seller and the Seller shall indemnify each Purchaser against any loss or expense incurred by such Purchaser as a result of any failure by the Seller to accept the amount requested to be paid by such Purchaser, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by such Purchaser by reason of the liquidation or reemployment of funds acquired or requested by such Purchaser to fund such requested amount.

         SECTION 2.03 Receivable Interest Percentage.

         (a) Each Receivable Interest shall be initially computed on its date of purchase. Thereafter, until the Reinvestment Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest as computed (or deemed recomputed) as of the close of business on the day immediately succeeding the Reinvestment Termination Date for such Receivable Interest shall remain constant at all times after such Reinvestment Termination Date. Such Receivable Interest shall become zero when the Capital thereof, Yield thereon and all other amounts due and payable to the Purchasers and the Agent under and in connection with this Agreement shall have been paid in full and the Collection Agent (if not the Seller or an Affiliate thereof) shall have received the accrued Collection Agent Fee thereon.

         (b) If any Receivable Interest would otherwise be reduced on any day on account of newly arising Pool Receivables, the Purchasers may prevent such reduction by notifying the Collection Agent on such day that the Receivables Pool and the Net Receivables Pool Balance for such Receivable Interest will include, with respect to Receivables arising as Pool Receivables on such day, only such number or portion of such Receivables as shall cause such Receivable Interest to remain constant. The remainder of such Receivables or portion thereof shall be treated as Receivables arising on the next succeeding Business Day (subject to reapplication of this subsection (b)).

         (c) If any Investor Report indicates that the last day of the prior Settlement Period was a Mandatory Reduction Day, the Collection Agent shall promptly notify the Purchasers and the Seller and shall specify the Mandatory Reduction Amount. In addition, if on any Business Day the Seller knows such day to be a Mandatory Reduction Day, it shall promptly notify the Purchasers and the Collection Agent and shall specify the Mandatory Reduction Amount. On the Business Day next succeeding the Investor Report Date or such notification to the Purchasers and the Collection Agent, unless the Seller can demonstrate to the satisfaction of the Purchasers that such day is not a Mandatory Reduction Day, the Seller shall pay to each Purchaser its full Mandatory Reduction Amount to the extent that the Mandatory Reduction Amount represents Collections which should have been set aside and held in the trust for such Purchaser pursuant to
Section 2.04 hereof but were previously deemed to be reinvested on behalf of such Purchaser. If the full Mandatory Reduction Amount is not so paid, the

Collection Agent shall continue the suspension of the reinvestment of Collections on each Mandatory Reduction Day until such time that, after giving effect to the amount of Collections which are not reinvested in accordance with the provisions of Section 2.04(b)(ii) and the recomputation of the Receivable Interests pursuant to Section 2.03, the amount of the Aggregate Capital of such Purchaser on the day immediately preceding any Mandatory Reduction Day is reduced by an amount equal to the Mandatory Reduction Amount for such Mandatory Reduction Day. The Seller shall indemnify any Purchaser for all losses, expenses and liabilities, if any (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds required by such Purchaser in connection with such Purchaser's funding or maintenance of the Receivable Interests), which such Purchaser may sustain as a result of any Mandatory Reduction.

         SECTION 2.04 Settlement Procedures.

         (a) Collection of the Pool Receivables shall be administered by the Collection Agent in accordance with the terms of this Agreement. The Seller shall provide to the Collection Agent on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day or Provisional Liquidation Day and current computations of each Receivable Interest.

         (b) The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it with respect to any Receivable Interest owned by a Purchaser:

         (i) set aside and hold in trust for such Purchaser, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to such Purchaser's Yield and Pro Rata Share of the Collection Agent Fee and fees payable pursuant to the Fee Letter, if any, accrued through such day for such Receivable Interest and not previously set aside; provided, that notwithstanding the preceding clause, unless the Administrative Agent shall have given notice at the direction of the Required Purchasers to the contrary, such amounts may be commingled with the Collection Agent's other funds prior to their payment to the Purchasers;

         (ii) if such day is neither a Liquidation Day nor a Provisional Liquidation Day nor an Optional Reduction Day nor a Mandatory Reduction Day, reinvest on behalf of such Purchaser the remainder of such percentage of Collections, to the extent representing a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03;

         (iii) if such day is a Liquidation Day or a Provisional Liquidation Day, refrain from making reinvestments and set aside and hold in trust for such Purchaser the entire remainder of such percentage of Collections; provided, that amounts set aside and held in trust on any Provisional Liquidation Day that is subsequently determined not to be a Liquidation Day thereupon shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii);

         (iv) if such day is an Optional Reduction Day, set aside and hold in trust for the Purchaser the entire remainder of such percentage of Collections or, if the remainder of such Collections exceeds the remaining amount of the Optional Reduction Amount, the portion of the remainder of such Collections equal to such remaining amount of the Optional Reduction Amount; provided, that, notwithstanding the preceding clause, unless the Administrative Agent shall have given notice at the direction of the Required Purchasers to the contrary, such amounts may be commingled with the Collection Agent's other funds prior to their payment to the Purchasers;

         (v) if such day is a Mandatory Reduction Day, set aside and hold in trust for the Purchaser the entire remainder of such percentage of Collections, or if the remainder of such Collections exceeds the remaining amount of the Mandatory Reduction Amount for such day, the portion of the remainder of such Collections equal to such remaining amount of the Mandatory Reduction Amount; provided, that, notwithstanding the preceding clause, unless the Administrative Agent shall have given notice at the direction of the Required Purchasers to the contrary, such amounts may be commingled with the Collection Agent's other funds prior to their payment to the Purchasers; and

         (vi) release to the Seller for its own account any Collections in excess of such amounts allocated pursuant to subsections (i) through (v) above.

         (c) The Collection Agent shall deposit into an account designated by each Purchaser, on each Settlement Date, unless the Required Purchasers, in their sole discretion, require more frequent deposits, all amounts held by the Collection Agent for each Purchaser in accordance with Section 2.04(b), unless deposited earlier as provided in the next succeeding sentence; provided, however, if Collections have been commingled with the Collection Agent's other funds prior to their payment to the Purchasers as permitted by the terms of this Agreement, any deposits made pursuant to the preceding clause shall be made by the Collection Agent from and to the extent of the Collections with respect to a Receivable Interest owned by such Purchaser. If a Liquidation Day or a Provisional Liquidation Day has occurred and is continuing, all amounts held by the Collection Agent for each Purchaser in accordance with Section 2.04(b) shall be deposited on the first Business Day following receipt by the Collection Agent into an account designated by such Purchaser. The aggregate amount so deposited with respect to a Receivable Interest owned by a Purchaser shall not exceed the sum of such Purchaser's Capital of, and accrued Yield and Pro Rata Share of the Collection Agent Fee, if any, on such Receivable Interest plus the aggregate of any other amounts then owed by the Seller to such Purchaser hereunder. If the amounts so deposited are insufficient to pay in full all amounts due to such Purchaser hereunder, such amounts shall be applied in the following order of priority (whether or not such funds are sufficient to pay in full all such amounts): first to the Collection Agent (if other than Georgia-Pacific or its designee) in payment of all accrued and unpaid Collection Agent Fee, if any, second to such Purchaser in payment in full of all accrued and unpaid Yield, third to such Purchaser in reduction to zero of the Aggregate Capital of such Purchaser, fourth to such Purchaser in payment of any other amounts owed by the Seller to such Purchaser under this Agreement, fifth to the Administrative Agent in payment of amounts owed by the Seller to the Administrative Agent under this Agreement and sixth to the Collection Agent (if Georgia-Pacific or its designee).

         After the Capital and Yield with respect to a Receivable Interest, and any other amounts payable by the Seller to the Purchasers or the Administrative Agent hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

         (d) For the purposes of this Section 2.04:

         (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services, or any cash discount or other adjustment made by the Seller or an Originator, or any right of setoff is exercised by the Obligor thereunder, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

         (ii) if on any day either (w) any of the representations or warranties contained in Sections 4.01(h) or 4.01(n) are no longer true with respect to any Pool Receivable, (x) the Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), or (y) the Seller or any Originator or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) shall extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive the terms or conditions of the Contract under which such Pool Receivable arises in a manner which materially and adversely affects the collectibility of such Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

         (iii) except as provided in subsection (i) or (ii) of this Section 2.04(d), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

         (iv) if and to the extent any Purchaser shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, such Purchaser shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

         SECTION 2.05 Fees.

         (a) The Seller shall pay to the Purchasers fees in the amounts and at the times specified in the Fee Letter.

         (b) The Collection Agent shall be paid a Collection Agent Fee as set forth in Section 6.06 hereof.

         (c) The Seller shall pay to the Administrative Agent a fee as separately agreed between the Seller and the Administrative Agent.

         Each Purchaser shall, on the first Business Day of each calendar month, provide to the Seller and the Collection Agent a statement specifying, for the most recently completed Settlement Period, the amount and calculation of such Purchaser's Yield and Pro Rata Share of the fees payable pursuant to the Fee Letter. The failure of any Purchaser to provide any such statement to the Seller or the Collection Agent shall not relieve the Seller of its obligations to pay such Purchaser's Yield or Pro Rata Share of such fees.

         SECTION 2.06 Payments and Computations, Etc.

         (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 3:00 P.M. (New York City time) on the day when due in same day funds to each Purchaser's account (as designated by each such Purchaser).

         (b) The Seller shall, to the extent permitted by law, pay on demand from time to time interest on any amount not paid or deposited by the Seller or the Collection Agent when due hereunder at an interest rate per annum equal to 2% per annum above the Base Rate in effect from time to time; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

         (c) All computations of interest under subsection (b) above and all computations of Yield, fees, and other amounts hereunder shall be made on the basis of a year of 360 days and the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

         SECTION 2.07 Dividing or Combining Receivable Interests. The Seller may, on notice to and consent by a Purchaser received at least three Business Days prior to the last day of any Settlement Period, divide any Receivable Interest of such Purchaser into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest. The Seller may, on notice to and consent by a Purchaser received at least three Business Days prior to the last day of any Settlement Period either (i) combine two or more existing Receivable Interests of such Purchaser or (ii) combine an existing Receivable Interest or existing Receivable Interests and a proposed Receivable Interest, all of such Purchaser, in each case on such last day into a single Receivable Interest having Capital equal to the aggregate Capital of such existing Receivable Interest or such existing Receivable Interests and such proposed Receivable Interest, as the case may be.

         SECTION 2.08 Yield Protection.

         (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, including Regulation D of the Board of Governors of the Federal Reserve System, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Purchaser or any Person controlling any thereof, any permitted assignee under this Agreement or any Person maintaining any liquidity, purchase or credit enhancement facility for any Purchaser (each of which being an "Affected Party") with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

         (A) shall subject an Affected Party to any tax (except for taxes on the overall net income of such Affected Party), duty or other charge with respect to the Receivable Interests or any right to make purchases, or shall change the basis of taxation of payments to an Affected Party of its Capital or Yield or any other amounts due under this Agreement in respect of its Capital or its rights, if any, to make purchases; or

         (B) shall impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Yield), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party; or

         (C) shall impose any other condition affecting the Receivable Interests or the Purchaser's rights, if any, to make purchases;

and the result of any of the foregoing is (i) to increase the cost to, or, in the case of Regulation D referred to above, to impose a cost on an Affected Party funding or making or maintaining any Receivable Interest, or (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement with respect thereto, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

         (b) If an Affected Party shall reasonably determine that the adoption of any applicable law, rule, regulation, directive or guideline regarding capital adequacy, or any change in or phase-in of any applicable law, rule, regulation, directive or guideline or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by an Affected Party with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party, the Seller shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.

         (c) Each Affected Party will promptly notify the Seller of any event of which it has knowledge occurring after the date hereof which will entitle such Affected Party to compensation pursuant to this Section 2.08. If an Affected Party fails to give such notice within 90 days after it obtains actual knowledge of such event and such result, such Affected Party shall be entitled to compensation pursuant to this Section 2.08 only to the extent such additional amount or reduction accrues on or after the date 90 days prior to the date on which such Affected Party gives such notice.

         (d) In determining any amount provided for in this Section 2.08, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.08 shall submit to the Seller a certificate as to such additional or increased cost or reduction, which certificate shall be conclusive absent demonstrable error; provided, that the failure to deliver any such certificate shall not affect the Affected Party's right to payment hereunder unless notice as required by Section 2.08(c) has not been given.

         SECTION 2.09 Sharing of Payments, Etc. If any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Pool Receivables covered by a Receivable Interest (other than pursuant to Section 2.08) in excess of payments on account of Pool Receivables allocable to such Receivable Interest, such Purchaser shall forthwith purchase from the other Purchasers such participations in the Pool Receivables as shall be necessary to cause such purchasing Purchaser to share the excess payment ratably with each of them, provided, however, that if all or any portion of each excess payment is thereafter recovered from such purchasing Purchaser, such purchase from each Purchaser shall be rescinded and such Purchaser shall repay to the purchasing Purchaser the purchase price to the extent of such recovery together with an amount equal to each Purchaser's Pro Rata Share of any interest or other amount paid or payable by the purchasing Purchaser in respect of the total amount so recovered.

         SECTION 2.10 Effect of Early Payments. In the event any Purchaser: (i) has the Capital of a Receivable Interest reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to a Mandatory Reduction or an Optional Reduction upon the occurrence of a Mandatory Reduction Day or an Optional Reduction Day, then the Seller agrees to pay to the relevant Purchaser an amount equal to the excess, if any, of:

         (A) Yield that would have accrued during the remainder of the Settlement Period or the tranche periods for Notes determined by such Purchaser to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction (or in respect of clause (ii) above, the date such Mandatory Reduction or Optional Reduction took effect pursuant to the occurrence of a Mandatory Reduction Day or an Optional Reduction Day) on such Capital if such reduction or such Mandatory Reduction Day or Optional Reduction Day had not occurred, over

         (B) the income, if any, actually received during the remainder of such period by such Purchaser from investing the amount received as a reduction of such Capital, in accordance with such Purchaser's normal investment policies.

All payments made pursuant to this Section 2.10 shall be due and payable hereunder upon demand. The determinations made by any Purchaser pursuant to this
Section 2.10 shall be binding absent demonstrable error.

                                  ARTICLE III.
                             CONDITIONS OF PURCHASES

         SECTION 3.01 Conditions Precedent to Initial Purchase. The initial Purchase of Receivable Interests under this Agreement is subject to the conditions precedent that the Purchasers shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date and in form and substance satisfactory to the Purchasers and the Administrative Agent:

         (a) Certificates of the Secretary or Assistant Secretary of the Seller and each Originator certifying the names and true signatures of their respective officers authorized to sign this Agreement and the other documents to be delivered by them hereunder or in connection herewith, evidence of corporate authorization of the transactions contemplated hereby, the articles of incorporation (attached and appropriately certified by the Secretary of State of the Seller's and each Originator's jurisdiction of incorporation) and the by-laws and all amendments thereto of the Seller and each Originator.

         (b) Executed financing statements (including any assignments of and amendments to financing statements previously filed), to be filed on or before the date of such initial Purchase under the UCC of all jurisdictions that the Purchasers or the Administrative Agent may deem necessary or desirable in order
(i) to perfect the ownership interests contemplated by this Agreement and (ii) to perfect the ownership interests of the Seller in the receivables purchased by the Seller from the Originators pursuant to the Transfer Agreements.

         (c) Executed UCC termination statements, if any, necessary to release all security interests and other rights of any Person (other than the Purchasers and the Secondary Purchasers) in the Receivables, Contracts or Related Security previously granted by the Seller or any Originator.

         (d) Evidence (including Uniform Commercial Code search reports) that all Receivables and all proceeds thereof are free and clear of liens, security interests, claims and encumbrances other than those held by the Purchasers and the Secondary Purchasers.

         (e) An executed Transfer Agreement and Consent and Acknowledgment from each Originator.

         (f) [Notices, in form the form of Exhibit F and Exhibit G to each Depository Bank and each Concentration Bank, respectively.]

         SECTION 3.02 Conditions Subsequent. The Seller shall, no later than November 1, 1999, deliver to the Purchasers and the Administrative Agent:

         (a) A favorable opinion of Troutman Sanders LLP, counsel for the Seller and the Originators, in form and substance reasonably satisfactory to the Purchasers.

         (b) A favorable opinion of local counsel for each Originator which has a principal place of business or, if such Originator has more than one principal place of business, a chief executive office in a state other than Georgia, in form and substance reasonably satisfactory to the Purchasers.

         SECTION 3.03 Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each Purchase, the Collection Agent shall have delivered to the Purchasers and the Administrative Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Purchasers, all Investor Reports as and when due under Section 6.02(g) and, on or prior to the date of the initial Purchase, an Investor Report containing then current information acceptable to the Purchasers, and (b) on the date of each Purchase or reinvestment, the following statements shall be true (and acceptance of the proceeds of such Purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

         (i) the representations and warranties contained in Article IV are correct on and as of the date of such Purchase or reinvestment as though made on and as of such date,

         (ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, that constitutes an Event of Termination or a Potential Termination Event,

         (iii) Georgia-Pacific is a Member,

         (iv) the Internal Revenue Service shall not have filed a notice of lien pursuant to Section 6323 of the Code with regard to any assets of the Seller or any Originator, and the Pension Benefit Guaranty Corporation shall not have filed a notice of lien pursuant to Section 4068 of ERISA with regard to any assets of the Seller or any Originator, unless such liens (1) have been suspended or (2) are being contested in good faith by the Seller or such Originator and have been bonded in the full amount thereof; provided, however, that with respect to any Originator, the amount of such lien shall be greater than $50,000,000, and

         (v) the Facility Termination Date shall not have occurred,

and (c) the Purchasers shall have received such other approvals, opinions or documents as they may reasonably request.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01 Representations and Warranties of the Seller and the Collection Agent. Each of the Seller and the Collection Agent makes, with respect to itself, the following representations and warranties to each Purchaser and the Administrative Agent on the date of each Purchase and on the date of each reinvestment as follows:

         (a) It is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder or under any Transfer Agreement or the Secondary Purchase Agreement. As of the date hereof, Georgia-Pacific owns directly or indirectly 100% of the issued and outstanding common stock of the Seller.

         (b) The execution, delivery and performance by the Seller and the Collection Agent of the Sale Documents to which it is a party, and the Seller's use of the proceeds of purchases and reinvestments, are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate of incorporation or articles of incorporation or by-laws; or (ii) any law, rule or regulation or any contractual restriction binding on or affecting it the breach of which could reasonably be expected to have a material adverse effect on the Receivables or the transaction contemplated hereby, or as may restrict or limit the assignment of Receivables of Government Obligors, and do not result in or require the creation of any lien (other than pursuant hereto and pursuant to the Secondary Purchase Agreement) upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. Each Sale Document to which the Seller or the Collection Agent is a party has been duly executed, authorized and delivered by the Seller or the Collection Agent, as the case may be.

         (c) Other than the filings of the financing statements under the UCC of the jurisdictions that the Purchasers or the Administrative Agent deem necessary, all of which, on or prior to the date of the initial Purchase hereunder, will have been duly made and be in full force and effect, and other than such filings, registrations and notices as may be required under applicable law with respect to the assignment of Receivables of Government Obligors no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller or the Collection Agent of this Agreement or any other Sale Document to which the Seller or the Collection Agent is a party or for the perfection of or exercise by the Purchaser of its rights and remedies under this Agreement or any other Sale Document to be delivered hereunder.

         (d) Each of this Agreement and each other Sale Document to which the Seller or the Collection Agent is a party constitutes the legal, valid and binding obligation of the Seller and the Collection Agent, respectively, enforceable against the Seller and the Collection Agent in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally.

         (e) The unaudited consolidated financial statements of the Collection Agent and its subsidiaries as of July 3, 1999, copies of which have been furnished to the Purchasers, fairly present the financial condition of the Collection Agent and its subsidiaries as of such date and the consolidated results of their operations for the period ended on such date, and have been prepared in accordance with GAAP consistently applied in all material respects by the Collection Agent and its subsidiaries throughout the period involved, except as set forth in the notes thereto and there has been no material adverse change in such financial position or operations as they existed as of such date.

         (f) There is no pending or threatened action or proceeding affecting the Seller or the Collection Agent or any of their respective subsidiaries or properties before any court, governmental agency or arbitrator which could reasonably be expected to materially adversely affect (i) the financial condition or operations of the Seller or the Collection Agent and its subsidiaries or (ii) the ability of the Seller or the Collection Agent to perform their obligations under this Agreement or any other Sale Document to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any other Sale Document to which it is a party or (iv) any Purchaser's interest in the Pool Receivables generally or in any significant portion of the Pool Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Pool Receivables generally or of any significant portion of the Pool Receivables. Neither the Seller nor the Collection Agent is in default with respect to any order of any court, arbitrator or governmental body. No Event of Termination, or event which, with the passage of time or the giving of notice, or both, would be an Event of Termination, is continuing.

         (g) No proceeds of any purchase or reinvestment will be used (i) for a purpose which violates, or would be inconsistent with regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to
Section 13 and 14 of the Securities Exchange Act of 1934, as amended.

         (h) Immediately prior to a Purchase hereunder, the Seller shall be the legal and beneficial owner of the Pool Receivables and Related Security with respect thereto (except with respect to Related Security and with respect to Receivables of Government Obligors, the transfer of which may be limited by applicable law), free and clear of any Adverse Claim, except as created by this Agreement and the Secondary Purchase Agreement and the documents entered into in connection herewith and therewith. This Agreement is effective to, and shall, upon each purchase or reinvestment, transfer to each Purchaser (and each Purchaser shall acquire from the Seller) a valid and perfected first priority undivided percentage ownership interest to the extent of such Purchaser's Receivable Interest in each Pool Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, except as may be limited by applicable law with respect to the Related Security and with respect to Receivables of Government Obligors, free and clear of any Adverse Claim, except as created by this Agreement and the Secondary Purchase Agreement and the documents entered into in connection herewith and therewith. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Administrative Agent pursuant to this Agreement and the Secondary Purchase Agreement and those filed in favor of the Seller pursuant to a Transfer Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party and the Seller as debtor, the Administrative Agent, as agent for the Purchasers, shall have a first priority perfected security interest in the Pool Receivables, Related Security and Collections, to the extent of each Purchaser's Receivable Interest, to the extent a security interest in such items of property can be perfected under the UCC.

         (i) Prior to a transfer pursuant to a Transfer Agreement, the related Originator shall be the legal and beneficial owner of the Receivables and the Related Security sold to the Seller pursuant to such Transfer Agreement free and clear of any Adverse Claim. Each Transfer Agreement is effective to, and shall, upon the creation of a Receivable owing to such Originator party to such Transfer Agreement, transfer to the Seller (and the Seller shall acquire) from such Originator all right, title and interest of such Originator in each such Receivable and in the Related Security and Collections with respect thereto, except as may be limited by applicable law with respect to the Related Security and with respect to Receivables of Government Obligors, free and clear of any Adverse Claim, except as contemplated by this Agreement and the Secondary Purchase Agreement.

         (j) Each Investor Report (if prepared by the Seller, an Originator or one of their Affiliates, or to the extent that information contained therein is supplied by the Seller, an Originator or an Affiliate), information, exhibit, financial statement, document, book, record or report (other than projections prepared in good faith) furnished or to be furnished at any time by a Responsible Officer of the Seller or an Originator to the Administrative Agent or the Purchasers in connection with this Agreement was, is, or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent or the Purchasers, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (k) The principal places of business and chief executive offices of the Seller and the Originators, and the office where the Seller keeps its records concerning the Receivables are, as of the date hereof, located at the addresses referred to in Section 11.02 and on Schedule V hereof, respectively.

         (l) The names and addresses of all Lock-Box Banks, Depositary Banks and Concentration Banks, together with the account numbers of the Lock-Box Accounts, the Depositary Accounts and the Concentration Accounts of the Seller and the Originators at such Lock-Box Banks, such Depositary Banks and such Concentration Banks, are, as of the date hereof, specified in Schedule I hereto, Schedule II hereto and Schedule III hereto, respectively (or at such other Lock-Box Banks, Depositary Banks or Concentration Banks and/or with such other Lock-Box Accounts, Depositary Accounts or Concentration Accounts as have been notified to the Administrative Agent and the Purchasers in writing in accordance herewith).

         (m) Each purchase of a Receivable Interest and each reinvestment of Collections in Pool Receivables hereunder, and each Purchase by the Seller from an Originator of a Receivable under the Transfer Agreement to which such Originator is a party, will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

         (n) Each Pool Receivable at the time it first becomes covered by a Receivable Interest, shall be an Eligible Receivable. Each Pool Receivable used in computing the Net Receivables Pool Balance shall, at the time of such computation, be an Eligible Receivable. No event has occurred which materially and adversely affects the collectibility of the Pool Receivables generally or the collectibility of a significant portion of the Pool Receivables.

         (o) No event has occurred which could reasonably be expected to materially adversely affect the operations of the Seller or the Collection Agent and its subsidiaries considered on a consolidated basis as it existed as of July 3, 1999 or the ability of the Seller or the Collection Agent to perform its duty to collect the Pool Receivables or the ability of the Seller or the Collection Agent to perform its obligations under this Agreement or any other Sale Document to which it is a party.

         (p) With respect to each Receivable sold by an Originator to the Seller and included in a Receivables Pool, the Seller shall have paid or promised to pay to such Originator at the time of such sale an amount equal to the Outstanding Balance of such Receivable.

         (q) The Seller and each Originator are treating the conveyance of the Receivables Interest in the Receivables, the Related Security and the Collections under this Agreement and each sale of a Receivable under the Transfer Agreements, respectively, as a sale for purposes of GAAP.

         (r) Neither the Seller nor the Collection Agent has extended or modified the terms of any Pool Receivable or the invoice under which any such Pool Receivable arose except in accordance with the Credit and Collection Policy.

         (s) The obligations of the Seller hereunder to make payment in respect of fees payable to the Purchasers, deemed Collections under Section 2.04(d) and indemnities rank at least equally with Debt of the Seller which is not contractually subordinated.

         (t) Neither the Seller nor the Collection Agent has granted any Person dominion and control of any Lock-Box Account, Depositary Account or Concentration Account, or the right to take dominion and control of any Lock-Box Account, Depositary Account or Concentration Account at a future time or upon the occurrence of a future event.

         (u) The transactions under this Agreement and the other Sale Documents executed and delivered by the Seller do not and will not render the Seller not Solvent.

         (v) The Seller and the Collection Agent have filed or caused to be filed all tax returns which, to their knowledge, are required to be filed or has filed timely extensions therefor. The Seller and the Collection Agent have paid all taxes and all assessments made against them or any of its property when due and payable (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller or the Collection Agent, as the case may be), and no tax lien has been filed and, to the Seller's or the Collection Agent's knowledge, no claim is being asserted, with respect to any such tax, fee or other charge, provided, that, with respect to the Collection Agent (if Georgia-Pacific), the amount of such claim is at least $75,000,000.

         (w) Since April 15, 1999, there have been no changes to the Credit and Collection Policy which could reasonably be expected to have materially adversely affect the collectibility of any Receivable.

         (x) Neither the Seller nor the Collection Agent is an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (y) The Seller and the Collection Agent shall have reviewed areas within its business and operations which could be adversely affected by, and have developed a plan (a "Year 2000 Plan") to address on a timely basis, the Year 2000 Problem. The Seller and the Collection Agent shall take all actions necessary to meet the schedule and goals of its Year 2000 Plan, and do not anticipate that the Year 2000 Problem will have a material adverse effect on the transaction.

         Upon discovery by the Seller, the Collection Agent, any Purchaser or the Administrative Agent of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

                                   ARTICLE V.
                                    COVENANTS

         SECTION 5.01 Covenants of the Seller and the Collection Agent. Until the date on which no Capital of any Receivable Interest shall be outstanding and no further Purchases are to be made under this Agreement:

         (a) Compliance with Laws, Etc. Each of the Seller and the Collection Agent shall comply in all material respects with its certificate of incorporation and by-laws and all applicable laws, rules, regulations and orders with respect to it, its properties, and all Receivables in which the Purchasers have a Receivable Interest, and shall preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder and under the other Sale Documents to which it is a party.

         (b) Offices, Records and Books of Accounts. The Seller shall keep its principal place of business and chief executive office at the address of the Seller referred to in Section 11.02, or, upon 30 days' prior written notice to the Administrative Agent and the Purchasers, at any other locations in a jurisdiction where all action required by Section 6.05(a) shall have been taken. The Seller and the Collection Agent shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

         (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller and the Collection Agent shall, at their own respective expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by them under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

         (d) Sales, Liens, Etc. Neither the Seller nor the Collection Agent shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than as contemplated hereunder) upon or with respect to, any Pool Receivable, Related Security (except returned or reclaimed merchandise), related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof, except as contemplated hereunder and under the Secondary Purchase Agreement and the Transfer Agreements.

         (e) Extension or Amendment of Receivables. Except as provided in
Section 6.02(c), neither the Seller nor the Collection Agent shall extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto other than in accordance with the Credit and Collection Policy, except with the prior written consent of the Required Purchasers.

         (f) Change in Business or Credit and Collection Policy. Neither the Seller nor the Collection Agent shall make any change in the character of its business or in the Credit and Collection Policy that could, in either case, have a material adverse effect on (i) its business or properties, (ii) the ability of the Seller or the Collection Agent to perform its obligations under this Agreement or any Sale Document to which it is a party or (iii) the collectibility of the Pool Receivables generally or of any significant portion of the Pool Receivables.

         (g) Audits. The Seller and the Collection Agent shall, at any reasonable time, permit each Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller or the Collection Agent relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit and inspect the offices and properties of the Seller and the Collection Agent for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Seller's and the Collection Agent's financial condition or the Pool Receivables and the Related Security or the Seller's or the Collection Agent's performance hereunder or under the Contracts with any of the officers or employees of the Seller or the Collection Agent having knowledge of such matters.

         (h) Change in Payment Instructions to Obligors. The Seller and the Collection Agent shall not, and shall not permit any Originator to, add or terminate any bank as a Lock-Box Bank or a Depositary Bank or as a Concentration Bank from those listed in Schedule I hereto or Schedule II hereto or Schedule III hereto, respectively, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Collection Agent or an Originator or payments to be made to any Lock-Box Bank or Depositary Bank, unless the Administrative Agent and the Purchasers shall have received, at least 10 days before the proposed effective date therefor, written notice of such addition, termination or change and, with respect to the addition of the Lock-Box Bank, an executed Lock-Box Agreement from, and undated executed copies of Lock-Box Notices to, such new Lock-Box Bank, and with respect to a Depositary Bank, undated executed copies of Depositary Notices and, with respect to a Concentration Bank, undated executed copies of Concentration Notices; provided, however, that the Seller, the Collection Agent or an Originator shall be permitted to make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account or Depositary Account.

         (i) Deposits to Depositary Accounts and Concentration Accounts. The Seller shall, and shall cause each Originator to, deposit, or cause to be deposited, all

Collections of Pool Receivables received by the Seller or an Originator into Lock-Box Accounts, Depositary Accounts or Concentration Accounts.

         (j) Reporting Requirements. The Seller will provide to the Purchasers the following:

         (i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of Georgia-Pacific, balance sheets of Georgia-Pacific and its subsidiaries as of the end of such quarter and statements of income and cash flows of Georgia-Pacific and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Georgia-Pacific;

         (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Georgia-Pacific, a copy of the annual report for such year for Georgia-Pacific and its subsidiaries, containing audited financial statements for such year certified in a manner acceptable to the Purchasers by Arthur Andersen & Co. or other independent public accountants of recognized national standing acceptable to the Purchasers;

         (iii) as soon as possible and in any event within five days after (i) the occurrence of each Event of Termination or Potential Termination Event of which the Seller has knowledge, (ii) any material change in the Credit and Collection Policy or (iii) any action, proceeding or judgment affecting the Seller or any Originator which could reasonably be expected to materially adversely affect the Seller's or such Originator's (x) financial condition or operations or (y) ability to perform their respective obligations under the Sale Documents, or which could reasonably be expected to affect the legality, validity or enforceability of any Sale Document or of the Receivables Interest or the interest of the Seller in Receivables purchased from any Originator under the Transfer Agreement, a statement of a Responsible Officer of the Seller or his designee setting forth details thereof and the action that the Originator has taken and proposes to take with respect thereto, it being understood that the Originator shall implement such reasonable procedures as shall be designed to ensure that the Treasurer shall promptly become aware of any Event of Termination or Potential Termination Event;

         (iv) promptly after the sending or filing thereof, copies of all reports that Georgia-Pacific sends to any of its security holders or its creditors and copies of all reports and registration statements that Georgia-Pacific or any subsidiary files with the Securities and Exchange Commission or any national securities exchange;

         (v) promptly after the filing or receipt thereof, copies of all material reports and notices which the Seller, Georgia-Pacific or any ERISA Affiliate files with or receives from the Internal Revenue Service under ERISA or files with or receives from the Pension Benefit Guaranty Corporation or the United States Department of Labor;

         (vi) promptly after the receipt thereof, copies of any notice of a tax lien against any property of the Seller or any Originator which the Seller or such Originator receives from the Internal Revenue Service;

         (vii) at least 45 Business Days prior to any change in the Seller's or an Originator's name, a notice setting forth the proposed name and the effective date thereof;

         (viii) on or prior to each Investor Report Date, a certificate signed by a Responsible Officer of the Seller or his designee showing the calculations necessary to determine compliance with this Agreement and stating that, unless a statement required by clause (iii) above has been furnished, to the best of his knowledge, after due inquiry, no Event of Termination or Potential Termination Event has occurred; and

         (ix) such other information documents, records or reports in respect of the Receivables or the condition or operations, financial or otherwise, of the Seller, Georgia-Pacific or any of its subsidiaries as the Purchasers or the Administrative Agent may from time to time reasonably request.

         (k) Purchase of Receivables from an Originator. With respect to any Receivable sold by an Originator to the Seller and included in the Receivables Pool, the Seller has paid or will have promised to pay such Originator an amount equal to the Outstanding Balance of such Receivable.

         (l) Collections received by an Originator. Upon notification from the Administrative Agent, acting at the instruction of the Required Purchasers, the Seller will cause each Originator to hold in trust and promptly turn over to the Collection Agent any Collections received by such Originator on the Seller's behalf.

         (m) Change in Transfer Agreements. The Seller shall not, and shall not permit any Originator to, amend, modify or waive any term or condition of this Agreement or any Transfer Agreement or replace the "Servicer" under any Transfer Agreement without the consent of all of the Purchasers.

         (n) UCC Filings. The Seller shall, and shall cause each Originator to, file and maintain in effect all filings, and take all such other actions, as may be necessary to protect the validity and perfection of the Receivable Interest and the Seller's interest in the Receivables purchased from such Originator pursuant to a Transfer Agreement.

         (o) Compliance with GAAP. The Seller shall treat the conveyance of the Receivable Interests in the Receivables and the Collections under this Agreement as a sale for purposes of GAAP.

         (p) Deposit of Collections. The Seller shall not, and shall not permit any Originator to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Accounts, Depositary Accounts or Concentration Accounts cash or cash proceeds other than Collections.

         (q) No Modification. The Seller shall not amend or modify Articles Third, Sixth, Seventh, Eighth, Eleventh or Twelfth of the Seller's certificate of incorporation or Sections 1 and 2 of Article III or Article VIII of the Seller's by-laws.

         (r) Debt. The Seller shall not create, incur, assume or suffer to exist any Debt or other liability whatsoever, except (i) obligations incurred under or expressly contemplated by this Agreement, the Secondary Purchase Agreement or the Transfer Agreements, (ii) liabilities incident to the maintenance of its existence in good standing or (iii) operating expenses arising in the ordinary course of business.

         (s) Loans. The Seller shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of Debt, acquisition of the business or assets, or otherwise) in, any Person.

         (t) Dissolution. The Seller shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, lease or otherwise dispose of all or substantially all of its property or business, or cause or consent to an involuntary petition of bankruptcy to be filed against it, except as provided for in this Agreement and the Secondary Purchase Agreement.

         (u) Indentures, Mortgages, etc. The Seller shall not become a party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, lease or other undertaking, except this Agreement, the Secondary Purchase Agreement and the other agreements executed and delivered by the Seller in connection herewith and therewith.

         (v) Restriction of Contract. The Seller shall not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Secondary Purchase Agreement and the Transfer Agreement, and (ii) other transactions (including, without limitation, the lease of office space or computer equipment or software by the Seller to or from an Affiliate) (A) in the ordinary course of business,
(B) pursuant to the reasonable requirements of the Seller's business, and (C) upon fair and reasonable terms that are no less favorable to the Seller than could be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Seller.

         (w) Agreed Procedures. On or before 15 months from the execution date of this Agreement and annually thereafter, the Administrative Agent or a firm of nationally recognized independent certified public accountants (who may render other services to the Collection Agent or the Seller) shall, on an alternating annual basis, furnish a report (which report shall cover, initially, the period from the date of this Agreement to June 30, 2000, and thereafter the 12-month period ending on June 30 of each subsequent year) to each Purchaser to the effect that they have applied the procedures described in Schedule VIII and examined certain documents and records relating to the servicing of the Pool Receivables under this Agreement and that, based upon such procedures, nothing has come to the attention of the Administrative Agent or such accountants, as the case may be, that caused them to believe that the servicing (including, without limitation, the allocation of the Collections) has not been conducted in compliance with the terms of this agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement, and in addition, each report shall set forth the procedures performed. Any reasonable costs incurred by the Administrative Agent or such accountants in connection with the preparation and furnishing of such report shall be paid by the Seller promptly upon receipt by the Seller of an invoice therefor.

         (x) Separate Entity. The Seller hereby acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon the Seller's identity as a separate legal entity from Georgia-Pacific or any affiliate of Georgia-Pacific (a "GP Entity"). Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Purchasers may from time to time reasonably request, to maintain the Seller's identity as a separate legal entity with assets and liabilities distinct from those of any other GP Entity and not just a division of any GP Entity. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth above, the Seller shall:

         (i) require that all full-time employees of the Seller identify themselves as such and not as employees of any GP Entity (including, without limitation, by means of providing appropriate employees with business identification cards identifying such employees as the Seller's employees);

         (ii) compensate all employees, consultants and agents directly, from the Seller's bank accounts, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any GP Entity, allocate the compensation of such employee, consultant or agent between the Seller and such GP Entity on a basis which reflects the services rendered to the Seller and such GP Entity;

         (iii) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and any GP Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

         (iv) at all times have at least one member of its Board of Directors who is not (A) a director, officer, employee or affiliate of any GP Entity,
     (B) a direct or indirect legal or beneficial owner of more than one percent (1%) of the capital stock of any GP Entity, (C) a creditor, supplier, employee, officer, director, member of the immediate family, manager or contractor of any GP Entity, or (D) a person who controls (whether directly, indirectly or otherwise) any GP Entity or any creditor, supplier, employee, officer, director, manager or contractor of any GP Entity (such member, an "Independent Director"); provided, however, that a member of the Board of Directors who otherwise meets the description of an Independent Director shall not be disqualified from serving as an Independent

     Director if he or she is also an independent director of another corporation that is a GP Entity with a certificate or articles of incorporation substantially similar to the certificate of incorporation of the Seller;

         (v) ensure that all corporate actions are duly authorized by unanimous vote of its Board of Directors;

         (vi) maintain the Seller's books and records separate from those of any GP Entity;

         (vii) prepare its financial statements separately from those of other GP Entities and insure that any consolidated financial statements of any GP Entity that include the Seller have detailed notes clearly stating that the Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of its creditors;

         (viii) not commingle funds or other assets of the Seller with those of any other GP Entity and not maintain bank accounts or other depository accounts to which any GP Entity is an account party, into which any GP Entity makes deposits or from which any GP Entity has the power to make withdrawals;

         (ix) not permit any GP Entity to pay any of the Seller's operating expenses (except pursuant to allocation arrangements that comply with the requirements of subparagraph (iii) of this Section 5.01(x)); and

         (x) not permit the Seller to be named as an insured on the insurance policy covering the property of any GP Entity, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Seller.

         (y) Coverage Ratio. The Seller shall not permit at any time the Receivable Interests of any Purchaser to exceed such Purchaser's Pro Rata Share or the aggregate Receivable Interest of all of the Purchasers to exceed 100%.

         (z) Year 2000 Compliance. No later than November 30, 1999, all computer applications, which are related to or involved in the origination, collection, management or servicing of the Pool Receivables will be able to perform properly date-sensitive functions for all dates before, during and/or after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or operations of the Seller or any Originator or (ii) the ability of the Seller or any Originator to perform its respective obligations under this Agreement or any Transfer Agreement, respectively.

         (aa) Name Change. The Seller shall not change its name, except upon 45 Business Days' prior written notice to the Administrative Agent and the Purchaser and the taking of all action required by Section 6.05(a).

                                  ARTICLE VI.
                          ADMINISTRATION AND COLLECTION

         SECTION 6.01 Designation of Collection Agent. The administration and collection of the Pool Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time in accordance with this
Section 6.01. Georgia-Pacific is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms of this Agreement. The Purchasers may at any time designate as Collection Agent any Person (including a Purchaser or a Secondary Purchaser) to succeed Georgia-Pacific or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. Unless the Required Purchasers determine in their sole discretion that it would be impractical or inadvisable to do so, the Purchasers shall give the Seller and the Collection Agent at least five Business Days' notice of any such designation. The Collection Agent may, with the prior consent of the Purchasers, subcontract with any other Person for the administration and collection of all or a significant portion of the Pool Receivables; provided, that the Collection Agent may, so long as it is Georgia-Pacific, subcontract with an Originator for the administration and collection of the Pool Receivables without the consent of the Purchasers; provided, further, that Georgia-Pacific may, without the consent of the Purchasers, subcontract with any other Person for the administration and collection of Pool Receivables as authorized by the Credit and Collection Policy. Any such subcontract shall not affect the Collection Agent's liability for performance of its duties and obligations pursuant to the terms hereof.

         SECTION 6.02 Duties of Collection Agent.

         (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Seller, each Purchaser and the Administrative Agent hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01 hereof, as agent for itself and for the owners of Receivable Interests to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts.

         (b) The Collection Agent shall administer the Collections in accordance with the procedures described herein and in Section 2.04. The Collection Agent shall set aside and hold in trust for the account of the Seller and each Purchaser, their respective shares of the Collections of Pool Receivables in accordance with Section 2.04 but shall not be required, except either upon the request of the Administrative Agent acting at the direction of the Required Purchasers or upon the occurrence and during the continuance of an Event of Termination or a Potential Termination Event, to segregate the funds constituting each Purchaser's share of such Collections from the general funds of the Collection Agent or the Seller prior to the remittance thereof in accordance with Section 2.04. If the Collection Agent shall be required to segregate Collections pursuant to the proceeding sentence, the Collection Agent shall segregate and deposit with a bank (which may be Canadian Imperial Bank of Commerce, Citibank, N.A. or Bank One, NA (Chicago Office)) designated by each Purchaser such allocable share of Collections of

Pool Receivables set aside for such Purchaser on the first Business Day following receipt by the Collection Agent of such Collections.

         (c) If no Event of Termination or Potential Termination Event shall have occurred, the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Collection Agent deems appropriate to maximize Collections in respect thereof; provided, that the extension or adjustment by the Collection Agent of a Receivable which is a Defaulted Receivable or a Delinquent Receivable shall not change the status of such Receivable for purposes of this Agreement.

         (d) The Collection Agent shall hold in trust for the Seller and the Purchasers, in accordance with their respective interests, all Records that evidence or relate to Pool Receivables and shall, as soon as practicable upon demand of the Administrative Agent acting at the direction of the Required Purchasers, deliver or make available to the Administrative Agent all Records in its possession which evidence or relate to Pool Receivables.

         (e) The Collection Agent, shall as soon as practicable following receipt thereof, turn over to the Seller (i) that portion of Collections of Pool Receivables representing the Seller's undivided fractional ownership interest therein, less all reasonable out-of-pocket costs and expenses of the Collection Agent of servicing, administering and collecting the Pool Receivables to the extent not covered by the Collection Agent Fee received by it, and (ii) any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

         (f) The Collection Agent shall, from time to time at the request of a Purchaser, furnish to such Purchaser (promptly after any such request) a calculation of the amounts set aside for such Purchaser pursuant to Section 2.04 hereof.

         (g) On or prior to each Investor Report Date, the Collection Agent shall prepare and forward to each Purchaser and the Administrative Agent (i) an Investor Report relating to each Receivable Interest outstanding on the immediately preceding Settlement Date, and (ii) if requested by a Purchaser, a listing by Obligor of all Pool Receivables outstanding on such Settlement Date, together with an analysis of the aging of such Pool Receivables by Obligor and such additional information as may be reasonably requested by such Purchaser. Prior to the occurrence of an Event of Termination or a Potential Termination Event, the Collection Agent will use its best efforts to provide the Purchasers and the Administrative Agent with the information in clauses (i) and (ii) above on a more frequent basis if reasonably requested by the Required Purchasers. Following an Event of Termination or a Potential Termination Event, the Collection Agent will provide the Purchasers and the Administrative Agent with the information in clauses (i) and (ii) above on a more frequent basis if required by the Required Purchasers.

         (h) The Collection Agent will, to the extent permitted by applicable law and with respect to any amount not paid by the Collection Agent when required to be paid hereunder, pay on demand interest to each Purchaser at a rate per annum equal to

2% above the Base Rate, provided, however, that such interest rate will not at any time exceed the maximum rate permitted by applicable law.

         (i) The Collection Agent's authorization under this Agreement will terminate after the Facility Termination Date, upon payment in full of all amounts payable to the Purchasers and the Collection Agent under this Agreement.

         SECTION 6.03 Rights of the Administrative Agent.

         (a) Upon five days notice to the Seller, unless the Required Purchasers determine in their sole discretion that it would be impracticable or inadvisable to give such notice, the Administrative Agent at the direction of the Required Purchasers is authorized at any time to date and to deliver to the Lock-Box Banks, the Lock-Box Notices, to the Depositary Banks, the Depositary Notices and to the Concentration Banks, the Concentration Notices delivered hereunder. The Seller hereby transfers to the Administrative Agent, effective when the Administrative Agent delivers such Lock-Box Notices, such Depositary Notices or such Concentration Notices, as the case may be, the exclusive ownership and control of such Lock-Box Accounts, such Depositary Accounts or such Concentration Accounts. The Seller shall, and shall cause each Originator to, take any actions reasonably requested by the Administrative Agent to effect such transfer. In case any authorized signatory of the Seller or any Originator whose signature appears on a Lock-Box Notice, a Depositary Notice or a Concentration Notice shall cease to have such authority before the delivery of such Lock-Box Notice, such Depositary Notice or a Concentration Notice, such signature shall nevertheless be valid as if such authority had remained in force. The Administrative Agent at the direction of the Required Purchasers may notify the Obligors of Pool Receivables, at any time and at the Seller's expense, of the ownership of Receivable Interests under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. In furtherance of the foregoing, the Administrative Agent shall, upon the direction of the Required Purchasers, be entitled to take all such actions as it deems necessary or advisable to exercise dominion and control over the collection and servicing of the Pool Receivables including such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Pool Receivables to come into the possession of the Administrative Agent rather than the Seller. Unless the Required Purchasers determine in their sole discretion that it would be impractical or inadvisable to do so, the Purchasers must give the Seller five days prior notice of any such action.

         (b) At any time following the designation of a Collection Agent other than Georgia-Pacific pursuant to Section 6.01:

         (i) The Administrative Agent may, and at the direction of the Required Purchasers shall, direct the Obligors of Pool Receivables that all payments thereunder be made directly to the Administrative Agent or its designee.

         (ii) The Seller shall, and shall cause each Originator to, at the Administrative Agent's request and at the expense of the Seller and the

     Originators, notify each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to the Administrative Agent or a designee of the Administrative Agent approved by the Required Purchasers.

         (iii) The Seller shall, and shall cause each Originator to, at the Administrative Agent's request (which shall be at the direction of the Required Purchasers) and at the expense of the Seller and the Originators,
     (A) assemble all of the Records that evidence or relate to the Pool Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Administrative Agent or its designee, at a place selected by the Administrative Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Administrative Agent and the Required Purchasers and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

         (iv) The Seller hereby authorizes the Administrative Agent to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable, in the determination of the Administrative Agent and the Required Purchasers, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts.

         SECTION 6.04 Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

         (a) The Seller shall, and shall cause each Originator to, perform its obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests and Receivables had not been sold and the exercise by the Administrative Agent and by the Purchasers of their rights hereunder shall not release the Collection Agent, the Seller or any Originator from any of their duties or obligations with respect to any Pool Receivables or under the related Contracts; and

         (b) Neither the Administrative Agent nor the Purchasers shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or any Originator thereunder.

         SECTION 6.05 Further Actions Evidencing Purchases.

         (a) The Seller shall, and shall cause each Originator to, from time to time, at their expense, promptly execute and deliver all further instruments and documents, and take all further actions, that may be necessary or desirable, or that the Administrative Agent or any Purchaser may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable any Purchaser or the Administrative Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Seller and each Originator will upon the request of any Purchaser or the Administrative Agent (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that any Purchaser or the Administrative Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; (ii) mark conspicuously each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Purchasers, evidencing that Receivable Interests therein have been sold; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with a legend, acceptable to the Purchasers, evidencing that Receivable Interests therein have been sold; provided that the actions specified in clauses (ii) and
(iii) may be directed by the Required Purchasers or the Administrative Agent only upon the occurrence of an Event of Termination or a Potential Termination Event.

         (b) The Seller authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto, relating to the Pool Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

         (c) If the Collection Agent fails to perform any of its obligations hereunder, any Purchaser or the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and such Purchaser's or the Administrative Agent's costs and expenses incurred in connection therewith shall be payable by the Seller (if the Collection Agent that fails to so perform is Georgia-Pacific or an Affiliate thereof) as provided in Section 8.01 or Section 9.04, as applicable.

         SECTION 6.06 Collection Agent Fee. The Collection Agent shall be paid a collection fee (the "Collection Agent Fee") of 1% per annum on the average daily amount of the Total Aggregate Capital payable monthly in arrears on each Settlement Date. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04.

                                  ARTICLE VII.
                              EVENTS OF TERMINATION

         SECTION 7.01 Events of Termination. If any of the following events ("Events of Termination") shall occur and be continuing:

         (a) The Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) shall fail (i) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) and (iii) of this subsection (a) or in Sections 5.01(c), 5.01(j) or 5.01(m)) and such failure shall remain unremedied for three Business Days or (ii) to make any payment or deposit required hereunder on the first Business Day after the due date thereof or (iii) to perform or observe any term, covenant or agreement contained in Section 5.01(y) hereof and such failure shall remain unremedied for two Business Days; or

         (b) The Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) shall fail to transfer to the Purchasers when requested any rights pursuant hereto which the Seller or such Collection Agent then has; or

         (c) Any representation or warranty made or deemed made by the Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) (or any of its Responsible Officers) in this Agreement or by any Originator (or any of its Responsible Officers) in the Transfer Agreement or the Consent and Acknowledgement to which it is a party or in any information or report delivered by a Responsible Officer of the Seller or any Originator or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) pursuant hereto shall prove to have been incorrect or untrue when made or deemed made or delivered; or

         (d) The Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(c), 5.01(j) or 5.01(m) hereof or any term, covenant or agreement contained in any Transfer Agreement; or

         (e) An Originator shall fail to perform or observe any term, covenant or agreement contained in the Consent and Acknowledgment or the Transfer Agreement to which such Originator is a party (other than a term, covenant or agreement the breach of which would give rise to an Event of Termination described in subsection (h) below), on its part to be performed or observed and any such failure shall remain unremedied for 15 days after the earlier of (i) the time the Seller or such Originator becomes aware or should have become aware of such failure and (ii) the date written notice thereof shall have been given to the Seller or such Originator, as the case may be, by any Purchaser or the Administrative Agent; or

         (f) The Seller or any Originator shall fail to pay when due any amount in respect of any Debt and such failure shall continue after any applicable grace period, or any other event shall occur or condition shall exist in respect of such Debt and shall continue after any applicable grace period, the effect of which is to cause (or permit any holder thereof to cause) such Debt to become due and payable prior to the stated maturity thereof; provided, however, that with respect to any Originator the amount of such Debt is at least $75,000,000; or

         (g) Any purchase or any reinvestment pursuant hereto shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest in Receivables to the extent of any Purchaser's Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto, or this Agreement shall for any reason cease to evidence the transfer to a Purchaser (or its assignees or transferees) of legal and equitable right, title and interest to, and ownership of, an undivided percentage ownership interest in any Pool Receivable to the extent of such Purchaser's Receivable Interest or cease to evidence in any Purchaser legal and equitable title to, and ownership of, an undivided percentage ownership interest in such Receivable and the Related Security and Collection to the extent of the Receivable Interest of such Purchaser, except as may be limited by applicable law with respect to the Related Security and with respect to Pool Receivables of Government Obligors; or

         (h) Any purchase pursuant to any Transfer Agreement shall for any reason (other than pursuant to the term thereof) cease to create, or an interest in any Receivable shall cease to be, a valid and perfected first priority undivided percentage ownership interest in such Receivable and the Related Security and Collections with respect thereto or the Transfer Agreement shall for any reason cease to evidence the transfer to the Seller of all legal and equitable right, title and interest of the relevant Originator to, and ownership of, an undivided percentage ownership in any Receivable, except as may be limited by applicable law with respect to the Related Security and with respect to Receivables of Government Obligors; or

         (i) The Seller, any Originator or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, any Originator or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or any Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (i); or

         (j) As of any Settlement Date, the Current Default Ratio shall exceed 5%, or the Delinquency Ratio shall exceed 10%, or the Loss-to-Liquidation Ratio shall exceed .35%, or the Dilution Ratio shall exceed 7.5%, or the Average Maturity for the related Settlement Period shall exceed 40 days; or

         (k) There shall have occurred any material adverse change in the financial condition or operations of Georgia-Pacific and its subsidiaries, taken as a whole, as they existed as of July 3, 1999; or there shall have occurred any event which has a reasonable likelihood of having a material adverse effect on the collectibility of the Pool Receivables generally or any significant portion of the Pool Receivables or the ability of the Seller, any Originator or the Collection Agent to perform its duty to collect Pool Receivables generally or otherwise perform its respective obligations hereunder or under any Transfer Agreements or under any Consent and Acknowledgment; or

         (l) The Pension Benefit Guaranty Corporation shall file a notice of lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or any ERISA Affiliate, and such liens have not been suspended or have not been bonded in the full amount thereof and are not being contested in good faith by the Seller or such ERISA Affiliate; provided, however, that with respect to any Originator, the amount of such lien shall be greater than $50,000,000; or

         (m) Georgia-Pacific shall fail to maintain long-term senior unsecured debt ratings of at least BBB- by S&P and at least Baa3 by Moody's; or

         (n) There shall have occurred a change of control of the Seller or any Originator; provided, however, that a change of control of an Originator shall not be an Event of Termination if after such change of control Georgia-Pacific indirectly controls such Originator. A "change of control" shall mean the failure of Georgia-Pacific to own directly or indirectly, with respect to the Seller, 100% or, with respect to any Originator, at least 50% of either of the then outstanding common shares of the Seller or any Originator or the combined voting rights of the then outstanding voting securities of the Seller or any Originator, as the case may be; or

         (o) The failure of the Seller and the Required Purchasers to agree on the amendment of subsection (j) of this Section 7.01 as contemplated by Section 2.01(e) upon the Seller's decision to cease purchasing Receivables from any Originator, by Section 2.01(f) upon the Seller's decision to cease purchasing Receivables from any Originator Division, by Section 2.01(g) upon the Seller's decision to commence purchasing Receivables from any Originator Division and by
Section 2.01(h) upon the sale by Georgia-Pacific of the stock of any Originator, in each case after the expiration of a period of 30 days after such cessation or such sale; or

         (p) The occurrence or declaration of an "Event of Termination" under the Secondary Purchase Agreement, unless the same shall be cured or waived; or

         (q) The occurrence or declaration of an "Event of Termination" under any Transfer Agreement, unless the same shall be cured or waived with the consent of all of the Purchasers;

then, and in any such event, at the direction of the Required Purchasers, the Administrative Agent shall, by notice to the Seller, designate another Person to succeed Georgia-Pacific as the Collection Agent, subject to the approval of the Purchasers; provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in subsection (i) of this Section 7.01, the Termination Date shall occur. Upon the occurrence of any Event of Termination, the Purchasers and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

                                 ARTICLE VIII.
                                 INDEMNIFICATION

         SECTION 8.01 Indemnities by the Seller. Without limiting any other rights that the Administrative Agent or the Purchasers or any Affiliate thereof and their respective officers, directors, employees and agents (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys fees and expenses) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse for uncollectible Receivables (except to the extent the Buyer has recourse against the Seller with respect to such Receivable on grounds other than the noncollectability of the Receivable) or (c) except as set forth below, any income taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limitation of the generality of the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

         (i) the creation of a Receivable Interest in any Pool Receivable which is not at the date of the creation of such Receivable Interest an Eligible Receivable;

         (ii) reliance on any representation or warranty made or deemed made by the Seller or any Originator (or any of their respective Responsible Officers) or any statement made by any Responsible Officer of the Seller or any Originator under or in connection with this Agreement which shall have been incorrect when made;

         (iii) the failure by the Seller or any Originator to comply with any applicable law, rule or regulation;

         (iv) the failure to vest in a Purchaser an undivided percentage ownership interest, to the extent of such Purchaser's Receivable Interest, in the Receivables (including, without limitation, Receivables of Government Obligors) in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim other than as authorized hereunder;

         (v) the failure to vest in the Seller all right, title and interest in the Receivables purchased by the Seller from any Originator pursuant to a Transfer Agreement, free and clear of any Adverse Claim other than as authorized hereunder;

         (vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction, under applicable law with respect to the assignment of Receivables of Government Obligors or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

         (vii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

         (viii) any failure of the Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof), to perform their respective duties or obligations in accordance with the provisions of this Agreement;

         (ix) any products liability claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

         (x) any loss incurred by any Purchaser as a result of the Outstanding Balance of all Pool Receivables from the same Obligor, expressed as a percentage of the aggregate Outstanding Balance of Eligible Receivables, being in excess of the Concentration Limit or, if applicable, Special Concentration Limit for such Obligor;

         (xi) the commingling of Collections of Pool Receivables at any time with other funds;

         (xii) any action or omission by the Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) reducing or impairing the rights of a Purchaser with respect to any Pool Receivable or the value of any Pool Receivable, except in accordance with the Credit and Collection Policy;

         (xiii) any failure of the Seller to give reasonably equivalent value to any Originator in consideration of the transfer by such Originator to the Seller of any Receivables, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

         (xiv) any reductions in the amount of a Pool Receivable the Obligor of which is a Government Obligor, and the Related Security and Collections with respect thereto, as the result of appropriation by the government or the inability to collect any amount from a Government Obligor;

         (xv) any inability to collect the full Outstanding Balance of a Pool Receivable which was entitled to an Administrative Priority as a result of the Obligor's bankruptcy and which was included as an Eligible Receivable as a result of such Administrative Priority;

         (xvi) any investigation, litigation or proceeding related to or arising from this Agreement, the transactions contemplated hereby, the use of the proceeds of the Purchase, the ownership of the Receivable Interests or any Pool Receivable, Related Security or Contract or any other investigation, litigation or proceeding relating to the Seller or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

         (xvii) all losses, expenses and liabilities, if any (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Purchaser in connection with such Purchaser's funding or maintenance of the Receivable Interests) which such Purchaser may sustain as the result of the termination or reduction of any Receivable Interest or the failure by the Seller or the Collection Agent (if Georgia-Pacific or an Affiliate thereof) to make any payment of Capital when due;

         (xviii) any inability to litigate any claim against any Obligor in respect of any Pool Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

         (xix) any Event of Termination described in clause (i) of Section 7.01;

         (xx) a Year 2000 Problem with respect to hardware or software systems used by the Seller or the Collection Agent; or

         (xxi) any loss incurred by any Purchaser on any Pool Receivable of a Government Obligor.

         SECTION 8.02 Contribution. If for any reason the indemnification provided above in Section 8.01 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

                                  ARTICLE IX.
                            THE ADMINISTRATIVE AGENT

         SECTION 9.01 Authorization and Action. Each Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of any Purchaser, the Required Purchasers or all of the Purchasers (and all references in this Agreement to the "Purchasers" shall be deemed to mean "all of the Purchasers") as provided by this Agreement and such instructions shall be binding upon all parties hereto and all assignees of the Purchasers; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Purchaser prompt notice of each notice given to it by the Seller, or by it to the Seller, pursuant to the terms of this Agreement. The appointment and authority of the Administrative Agent hereunder shall terminate at the later to occur of (i) the payment to (A) each Purchaser of its Aggregate Capital, accrued and unpaid Yield and all other amounts due to such Purchaser hereunder and (B) the Administrative Agent of all amounts due hereunder and (ii) the Facility Termination Date.

         SECTION 9.02 UCC Filings. The Purchasers and the Seller expressly recognize and agree that the Administrative Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made hereunder in order to perfect the transfer of the Receivable Interests from the Seller to the Purchasers, that such listing shall be for administrative convenience only in creating a record or nominee owner to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the beneficial owners of the Receivable Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with the provisions of this Article IX. In furtherance of the foregoing, each Purchaser shall be entitled to enforce its rights created under this Agreement without the need to conduct such enforcement through the Administrative Agent except as provided herein.

         SECTION 9.03 Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Person and shall not be responsible to any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller, or of any

Transfer Agreement on the part of the Seller or the Originator a party thereto, or to inspect the property (including the books and records) of the Seller or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Transfer Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 9.04 CIBC and Affiliates. With respect to any Pool Receivable owned by CIBC, CIBC shall have the same rights and powers under this Agreement and any document delivered pursuant hereto as would any Purchaser and may exercise the same as though it were not the Administrative Agent. CIBC and its Affiliates may generally engage in any kind of business with the Seller, any Originator or any Obligor and any of their respective Affiliates and any Person who may do business with or own securities of the Seller, any Originator or any Obligor or any of their respective Affiliates, all as if CIBC were not the Administrative Agent and without any duty to account therefor to any Purchaser.

         SECTION 9.05 Purchasers' Purchase Decisions. Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to purchase undivided ownership interests in Pool Receivables hereunder. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

         SECTION 9.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days' written notice thereof to the Purchasers, the Seller, the Collection Agent and the Secondary Purchasers and may be removed at any time with or without cause by the Required Purchasers. Upon any such resignation or removal, the Purchasers shall have the right to appoint a successor Administrative Agent approved by the Seller (which approval will not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Purchasers, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Purchasers' removal of the Administrative Agent, then Georgia-Pacific shall appoint a Secondary Purchaser or such other Person approved by the Purchasers (which approval will not be unreasonably withheld or delayed) as a successor Administrative Agent. If such successor Administrative Agent is not a Secondary Purchaser, such successor Administrative Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such bank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                   ARTICLE X.
                       ASSIGNMENT OF RECEIVABLE INTERESTS

         SECTION 10.01 Assignment.

         (a) Each Purchaser (with respect to any Receivable Interest) may (i) without the consent of the Seller, assign to another Purchaser, any Secondary Purchaser, or to any vehicle organized by a Secondary Purchaser which is rated at least A-1 by S&P and P-1 by Moody's and (ii) with the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), to any other Person (such Person, and the Persons described in clause (i) above, referred to herein as "Assignees"), and any such Assignee, may, without the written consent of the Seller, assign to any Person described in clause (i) hereof and may, with the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), assign to any other Person, any Receivable Interest. Upon any assignment of a Receivable Interest, (i) the Assignee shall become the owner of such Receivable Interest for all purposes of this Agreement and (ii) the assignor thereof (the "Assignor") shall relinquish its rights with respect to such Receivable Interest for all purposes of this Agreement. Any assignments hereunder shall be upon such terms and conditions as the Assignor and the Assignee may mutually agree. The parties thereto shall deliver to the Administrative Agent an assignment agreement, in substantially the form of Exhibit D hereto (an "Assignment"), duly executed by such parties, and such Assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the Assignee may reasonably request in order to perfect, protect or more fully evidence the Assignee's right, title and interest in and to any Receivable Interest assigned hereunder, and to enable the Assignee to exercise or enforce any rights hereunder. Upon any assignment pursuant to this Section 10.01, the Assignee thereof shall have all of the rights and obligations (and only such rights and obligations) of a Purchaser hereunder, and shall be subject to the same terms and conditions hereunder. The Administrative Agent shall provide notice to the Seller of any assignment hereunder.

         SECTION 10.02 Effects of Assignment. By executing and delivering an Assignment, the Assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other agreement, instrument or document furnished pursuant hereto; (ii) the Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any Originator or the performance or observance by the Seller or any Originator of any of its obligations under this Agreement (in the case of the Seller) or the Transfer Agreements (in the case of the Seller and the Originators) or other agreement, instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other agreements, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and to purchaser the pertinent Receivable Interests; (iv) such Assignee will, independently and without reliance upon the Administrative Agent, any Purchaser, any Secondary Purchaser or any of their Affiliates or such Assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) such Assignee appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the pertinent Receivable Interests and the Related Security and related Contracts; and (vii) such Assignee agrees that it will not institute against any Purchaser any proceeding of the type referred to in Section 7.01(i).

                                  ARTICLE XI.
                                  MISCELLANEOUS

         SECTION 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller or the Collection Agent therefrom shall be effective unless in a writing signed by all of the Purchasers or, where permitted under this Agreement, the Required Purchasers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment or waiver of Section 6.03 or of any other provision of this Agreement which affects the rights or obligations of the Administrative Agent shall be effective unless signed by the Administrative Agent. No failure on the part of the Purchasers or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         SECTION 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be delivered or sent by facsimile, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent, and notices and communications sent by other means shall be effective when received.

         SECTION 11.03 Assignability; Termination.

         (a) This Agreement and each Purchaser's rights herein (including ownership of each Receivable Interest) shall be assignable by such Purchaser and its respective successors and assigns in accordance with Section 10.01. The term "Purchaser" shall include any owner by assignment or otherwise of a Receivable Interest but shall not include any Person to whom a participation is granted. The Seller may not assign its rights hereunder or any interest herein without the prior written consent of the Purchasers.

         (b) Any Purchaser may grant participations to any Person without the consent or knowledge of the Seller, any other Purchaser or the Administrative Agent; provided, that such grant will not affect the obligation, if any, of such Purchaser hereunder nor the obligations of the Seller hereunder.

         (c) The provisions of Sections 8.01, 11.04, 11.05, 11.06 and 11.07 survive any termination of this Agreement.

         SECTION 11.04 Costs, Expenses and Taxes.

         (a) In addition to the rights of indemnification granted under Section
8.01 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, (i) the reasonable fees and expenses of Latham & Watkins, counsel for the Purchasers, actually incurred with respect to the preparation, execution and delivery of this Agreement, the Secondary Purchase Agreement and the other documents and agreements to be delivered hereunder or thereunder; (ii) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent actually incurred with respect to administration of this Agreement, including without limitation, advising the Administrative Agent as to its rights and remedies hereunder; and (iii) all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement or amendment of this Agreement and the other documents and agreements to be delivered hereunder.

         (b) In addition, the Seller shall pay on demand (i) any and all reasonable costs and expenses actually incurred by any issuing and paying agent or other Person responsible for the administration of each Purchaser's commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, and (ii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         (c) The Seller also shall pay on demand all other reasonable costs and expenses and all taxes (excluding income taxes) actually incurred by a Purchaser or any stockholder of a Purchaser ("Other Costs"), including (i) the costs of auditing such Purchaser's books by certified public accountants and of rating such Purchaser's commercial paper by independent financial rating agencies, (ii) the taxes (excluding income taxes) resulting from such Purchaser's operations and (iii) the reasonable fees and out-of-pocket expenses of counsel for such Purchaser or any counsel for any shareholder of such Purchaser with respect to advising such Purchaser or shareholder as to rights and remedies under this Agreement, the enforcement of this Agreement or advising such Purchaser or shareholder as to matters relating to such Purchaser's operations; provided, that the Seller and any other persons who from time to time sell receivables or interests therein to such Purchaser ("Other Sellers") each shall be liable for such Other Costs ratably in accordance with the usage under their respective facilities; provided, further, that (i) if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs and (ii) if such Other Costs are attributable to any Other Seller and not attributable to the Seller in any way, the Seller shall not be liable for any of such Other Costs.

         SECTION 11.05 No Proceedings. The Seller, the Collection Agent and the Administrative Agent each hereby agrees that it will not institute or join against any Purchaser any proceeding of the type referred to in Section 7.01(i).

         SECTION 11.06 Confidentiality. Unless otherwise required by applicable law, rule or regulation or by court order or process, the Seller and the Collection Agent agree to maintain the confidentiality of this Agreement (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed to the Seller's and the Collection Agent's legal counsel and auditors if they agree to hold it confidential.

         SECTION 11.07 No Recourse. The obligations of each Purchaser under this Agreement or any other agreement, instrument, document or certificate executed and delivered by or issued by such Purchaser or any officer thereof in connection herewith are solely the corporate obligations of such Purchaser. No recourse shall be had for payment of any fee or other obligation or claim arising out of or relating to this Agreement or any other agreement, instrument, document or certificate executed and delivered or issued by such Purchaser or any officer in connection herewith, against any stockholder, employee, officer, director or incorporator of such Purchaser. The provisions of this Section 11.07 shall survive the termination of this Agreement.

         SECTION 11.08 Governing Law; Execution in Counterparts.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING ITS APPLICABLE CONFLICT OF LAWS RULES).

         (b) This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         SECTION 11.09 Construction of Agreement. It is the intention of each Transfer Agreement that the conveyance by the applicable Originator to the Seller of Receivables shall constitute a purchase and sale and not a secured loan. It is the intention of this Agreement that the Purchases and reinvestments shall convey to the Purchasers, to the extent of their Receivable Interests, undivided ownership interests in the Pool Receivables and that each such transaction shall constitute a purchase and sale and not a secured loan. If, notwithstanding such intention, the conveyance of Receivables from any Originator to the Seller pursuant to a Transfer Agreement shall ever be characterized as a secured loan and not a sale, then the Seller shall be deemed to have transferred to the Purchasers, in addition to the Receivable Interests, all of the Seller's right, title and interest in, to and under the obligations of such Originator deemed to be secured by a pledge of such Receivables, and, in such event, this Agreement and the filings of the UCC statements referred to in
Section 3.01(b) shall be deemed to have granted (subject to the exceptions set forth in Section 4.01 hereof), to the Purchasers a duly perfected security interest prior to all other liens on and security interests in all of the Seller's right, title, and interest in, to and under the obligations of such Originator to the Seller deemed to be secured by such pledge, and the Administrative Agent shall be deemed to be an independent custodian for purposes of perfection of the security interest granted to the Seller. If the conveyance of the Receivable Interests from the Seller to the Purchasers shall ever be characterized as a secured loan and not a sale, it is the intention of this Agreement that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted to the Purchasers a duly perfected security interest in all of the Seller's right, title and interest in, to and under the Pool Receivables, all payments on or with respect to such Pool Receivables, all other rights relating to and payments made in respect of the Pool Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                             SELLER:        G-P RECEIVABLES, INC.


                                            By: /s/ Danny W. Huff
                                               ----------------------------
                                                    Treasurer

                                            133 Peachtree Street, N.E.
                                            Atlanta, Georgia 30348-5605
                                            Attention:  Treasurer
                                            Facsimile No.:  (404) 827-7076

                   COLLECTION AGENT:        GEORGIA-PACIFIC CORPORATION


                                            By: /s/ Danny W. Huff
                                               -----------------------------
                                                  Name: Danny W. Huff
                                                  Title: Vice President
                                                           and Treasurer

                                            133 Peachtree Street, N.E.
                                            Atlanta, Georgia 30348-5605
                                            Attention:  Treasurer
                                            Facsimile No.:  (404) 827-7076

                         PURCHASERS:        ASSET SECURITIZATION COOPERATIVE
                                                  CORPORATION


                                            By: /s/ Dean Kurdyla
                                               -----------------------------
                                                  Name: Dean Durdyla
                                                  Title: VP, Controller

                                            c/o Canadian Imperial Bank of
                                              Commerce
                                            425 Lexington Avenue
                                            New York, New York 10017
                                            Attention:  President
                                            Facsimile No.:  (212) 856-3643

                                            CORPORATE ASSET FUNDING COMPANY,
                                              INC.
                                            By:   CITICORP NORTH AMERICA, INC.,
                                                  AS ATTORNEY-IN-FACT


                                            By: /s/ Nancy Georgi Free
                                               -----------------------------
                                                  Name: Nancy Georgi Free
                                                  Title: Vice President

                                            500 W. Madison St., 7th Floor
                                            Chicago, Illinois, 60661
                                            Attention:  Global Securitization
                                                           Department
                                            Facsimile No.:  (312) 627-3771

                                            FALCON ASSET SECURITIZATION
                                              CORPORATION


                                            By: /s/ Julie C. Benda
                                               ------------------------------
                                                 Authorized Signatory

                                            c/o Bank One, NA (Chicago Office)
                                            1 Bank One Plaza
                                            Suite 0079, 17th Floor
                                            Chicago, Illinois 60670
                                            Attention:  Julie Benda
                                            Facsimile No.: (312) 732-2231

         ADMINISTRATIVE
         AGENT:                             CANADIAN IMPERIAL BANK OF
                                              COMMERCE,
                                              as Administrative Agent


                                            By: /s/ John Gevlin
                                               ------------------------------
                                                  Authorized Signatory

                                            425 Lexington Avenue
                                            New York, New York  10017
                                            Attention:  Asset Securitization
                                                          Group
                                            Facsimile No.:  (212) 856-3643

                                   SCHEDULE I

                                 LOCK-BOX BANKS

                  [List names and addresses of all Lock-Box Banks and account numbers of all Lock-Box Accounts of the Seller and the Originators at such Lock-Box Banks.]

                                   SCHEDULE II

                                DEPOSITARY BANKS

                  [List names and addresses of all Depositary Banks and account numbers of all Depositary Accounts of the Seller and the Originators at such Depositary Banks.]

                                  SCHEDULE III

                               CONCENTRATION BANKS

                  [List names and addresses of all Concentration Banks and account numbers of all Concentration Accounts of the Seller and the Originators at such Concentration Banks.]

                                   SCHEDULE IV

                          CREDIT AND COLLECTION POLICY

                                   SCHEDULE V

                                   ORIGINATORS

                                   SCHEDULE VI

                   GEORGIA-PACIFIC'S INTERESTS IN ORIGINATORS

[List each Originator and the percentage of issued and outstanding common stock of such Originator owned directly and indirectly by Georgia-Pacific.]

      Originator                          Direct               Indirect
      ----------                          ------               --------

                                    EXHIBIT A

                            [FORM OF INVESTOR REPORT]

                                    EXHIBIT B

                          [FORM OF LOCK-BOX AGREEMENT]

                             ________________, 19__

[Name and Address of Lock-Box
  Bank]

Gentlemen:

                  We refer to lock box account[s] number[s]. _______________ maintained with you (the "Lock-Box Account[s]") by us, [Seller or Originator] (hereinafter, sometimes, the "Company"). We have entered into certain agreements with [Canadian Imperial Bank of Commerce, Atlanta Agency], as administrative agent (in such capacity, the "Administrative Agent") for Asset Securitization Cooperative Corporation, Corporate Asset Funding Company, Inc. and Falcon Asset Securitization Corporation, which require the execution and delivery of this agreement by you.

                  By signing this agreement, you agree that on and after delivery to you of a letter in the form of Attachment A hereto, the Lock-Box Account[s] shall be maintained by you for the benefit of, and the amounts from time to time therein held by you as agent for, the Administrative Agent on the terms provided herein. Until the time of delivery of such letter, the Lock-Box Account[s] are to be processed in accordance with the standard procedures currently in effect. All service charges and fees with respect to the Lock-Box Account[s] incurred by the Company shall be payable as currently arranged.

                  No changes shall be made by you and us to any agreement or instructions regarding the Lock-Box Account[s] without the Administrative Agent's prior written consent. Further, it is our understanding that you agree to the following: you shall maintain the Lock-Box Account[s] as [a] segregated account[s] from the Company's other accounts maintained with you, and you shall refrain from commingling the funds deposited in such account with any other funds of the Company; and that the location(s) of the Lock-Box Account(s) shall not be changed without the consent of the Administrative Agent.

                  Upon delivery to you of a letter in the form of Attachment A hereto, the Lock-Box Account[s] shall be under the sole dominion and control of the Administrative Agent and be subject to written instructions from an officer of the Administrative Agent. Once you have received such letter from the Administrative Agent, you shall cooperate with the Administrative Agent in taking control of the Lock-Box Account[s].

                  Notice from the Administrative Agent may be personally served, sent by telex, facsimile or United States mail, certified return receipt requested, to the address, telex or facsimile number set forth under your signature to this agreement (or to such other address, telex or facsimile number as you shall notify the Administrative Agent in writing). If notice is given by telex or facsimile, it will be deemed to have been received when sent and the answerback or other form of confirmation received. All other notices will be deemed to have been received when actually received, or in the case of personal delivery, delivered. All notices shall be effective within one business day following receipt. Notice from the Administrative Agent will be signed by an authorized signatory of the Administrative Agent as appears in the Administrative Agent's then current signature book. Instructions from the Administrative Agent may include, but shall not be limited to:

               (a) Notice of the establishment of a concentration account into which all monies collected in the Lock-Box Account[s] shall thereafter be transferred. Such transfers will be in accordance with your current availability schedule for business checks and will encompass all collected deposits less any deductions for returned items. You may be directed, upon instructions from the Administrative Agent, to transfer into such concentration account all (or that portion thereof as is specified in the instructions from the Administrative Agent) of the proceeds of the cash, checks, drafts or other instruments deposited into the Lock-Box Account(s) within [ ] business days of receipt by you of such items. Transfers between the Lock-Box Account[s] and the concentration account may be carried out using either Federal Funds transfers or Automated Clearing House entries.

               (b) The requirement of preparation of duplicate monthly bank statements for the Lock-Box Account[s] for the Administrative Agent's audit purposes mailed directly to an address specified by the Administrative Agent.

                  By signing this agreement, you agree that you shall not make any charges or debits to the Lock-Box Accounts[s], or exercise any right of set-off, banker's lien or any other right in favor of any person other than the Administrative Agent, the Purchasers and the Secondary Purchasers with respect thereto except as provided herein. The Company and the Administrative Agent agree that you may debit the Lock-Box Account[s] for any items deposited in the Lock-Box Account[s] which may be returned or otherwise not incurred by you in providing lock-box services or otherwise in connection herewith; you may charge the Lock-Box Account[s] as permitted herein in accordance with your customary practice but only after attempting to recover funds by debit to other accounts maintained by the Company with you.

                  You may terminate this agreement only upon thirty days prior written notice to that effect to the Administrative Agent, by cancelling the Lock-Box Account[s] maintained with you. Incoming mail addressed to the closed Lock-Box(es) shall be forwarded in accordance with the Administrative Agent's instructions. This agreement may also be terminated upon written notice to you by the Administrative Agent stating that the agreements referenced in the first paragraph hereof pursuant to which this agreement was obtained are no longer in effect. Except as otherwise provided in this paragraph, this agreement may not be terminated or amended without the written consent of the Administrative Agent.

                  This agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the parties hereto, but it may not be assigned in whole or in part by any party without the prior written consent of the other parties.

                                             Very truly yours,

                                             [SELLER OR ORIGINATOR]

                                             By   __________________________
                                                  Title:
                                                  [Address]
                                             Attention:
                                             Facsimile No.:

Agreed to:

[CANADIAN IMPERIAL BANK OF
  COMMERCE, ATLANTA AGENCY],
  as Administrative Agent


By____________________________
  Title:
  200 Galleria Parkway, N.W.
  Atlanta, Georgia 30339
  Attention:  Credit Administration
  Facsimile No.:  (404) 955-1185


[LOCK-BOX BANK]


By____________________________
  Title:
  [Address]
  Attention:
  Facsimile No.:

                                 ATTACHMENT A TO
                                    EXHIBIT B

                            [FORM OF LOCK-BOX NOTICE]

                                                                      , 199_



[Lock-Box Bank]
[Address]

Ladies and Gentlemen:

                  We hereby notify you that, as contemplated by the Lock-Box Agreement dated as of ____________, [1990] (the "Lock-Box Agreement") among you, us and Canadian Imperial Bank of Commerce, Atlanta Agency (the "Administrative Agent"), we have transferred exclusive ownership and control of our lock-box account number[s] ______________ maintained with you (the "Lock-Box Account[s]") to the Administrative Agent, 200 Galleria Parkway, N.W., Atlanta, Georgia 30338.

                  We hereby irrevocably instruct you to follow any instructions given to you by the Administrative Agent with respect to the Lock-Box Account[s] in accordance with the terms of the Lock-Box Agreement.

                  This Notice shall be governed by, and construed in accordance with, the laws of the State of New York.

                                                Very truly yours,

                                                [NAME OF SELLER OR ORIGINATOR]


                                                By:
                                                Title:

                                    EXHIBIT D

                          [FORM OF TRANSFER AGREEMENT]

                                    EXHIBIT E

                         [FORM OF ASSIGNMENT AGREEMENT]

                              ASSIGNMENT AGREEMENT

                  Assignment dated __________, ___, made by the undersigned to ______________ pursuant to the Amended and Restated Receivables Purchase Agreement dated as of October 13, 1999 (the "Agreement"; terms defined therein being used herein as therein defined) among G-P Receivables, Inc., Georgia-Pacific Corporation, Asset Securitization Cooperative Corporation, Corporate Asset Funding Company, Inc., Falcon Asset Securitization Corporation, Canadian Imperial Bank of Commerce, as agent (the "Administrative Agent").

                  In consideration of the payment of $___________, being the existing [Aggregate] Capital of the Receivable Interest[s], referred to below, and of $________, being the [aggregate] unpaid accrued Yield for such Receivable Interest[s], receipt of which payment is hereby acknowledged, the undersigned hereby assigns to _____________ all of its right, title and interest in and to the Receivable Interest[s] purchased by the undersigned in [a] Purchase[s] on ___________, 19__, [__________, 19__, [etc.]] under the Agreement.]

                  The Assignor (i) represents and warrants that it is the legal and beneficial owner of the Receivable Interest[s] being assigned by it hereunder and that such Receivable Interest[s] [is] [are] free and clear of any Adverse Claim created by the Assignor; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other agreement, instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or the performance or observance by the Seller of any of its obligations under the Agreement or any other agreement, instrument or document furnished pursuant thereto.

                  The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in
Section 4.01 thereof, and such other agreements, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and purchase the Receivable Interest[s]; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any of its Affiliates or the Assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts; and

(v) agrees that it will not institute against any Purchaser any proceeding of the type referred to in Section 7.01(i) of the Agreement so long as any Notes issued by such Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes shall have been outstanding.

                  Following the execution of this Assignment by the Assignor and the Assignee, it will be delivered to the Administrative Agent. The effective date of this Assignment shall be the date above specified (the "Effective Date").

                  As of the Effective Date, (i) the Assignee shall be and become an owner in the Receivable Interest[s] referred to herein for all purposes of the Agreement and (ii) the Assignor shall relinquish its rights with respect to the Receivable Interest[s] for all purposes of the Agreement.

                  This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed and delivered by its duly authorized officer or agent as of the date first written above.

                                           [NAME OF ASSIGNOR]


                                           By ________________________________
                                                Title:

                                           [NAME OF ASSIGNEE]


                                           By ________________________________
                                                Title: